Exhibit 4.1

GRAY MEDIA, INC.,

THE SUBSIDIARY GUARANTORS

party hereto

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
As Trustee and as Notes Collateral Agent

INDENTURE

Dated as of August 21, 2026

$750,000,000

7.500% SENIOR SECURED FIRST LIEN NOTES DUE 2034

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions	1
Section 1.02.	Other Definitions	38
Section 1.03.	Rules of Construction	39

ARTICLE II

THE NOTES

ARTICLE III

REDEMPTIONS AND OFFERS TO PURCHASE

ARTICLE IV

COVENANTS

Section 4.01.	Payment of Principal, Premium, and Interest	47
Section 4.02.	Reports	48
Section 4.03.	Compliance Certificate	48

ARTICLE V

SUCCESSORS

Section 5.01.	Merger, Consolidation and Sale of Assets	67
Section 5.02.	Surviving Person Substituted	67

ARTICLE VI

DEFAULTS AND REMEDIES

ARTICLE VII

TRUSTEE

ARTICLE VIII

DISCHARGE OF INDENTURE

ARTICLE IX

AMENDMENTS

ARTICLE X

COLLATERAL AND SECURITY

ARTICLE XI

SUBSIDIARY GUARANTEES

Section 11.01.	Subsidiary Guarantees	89
Section 11.02.	Stay, Extension and Usury Laws	91
Section 11.03.	Limits on Subsidiary Guarantees	91
Section 11.04.	Delivery of Subsidiary Guarantee	91

Page

ARTICLE XII

MISCELLANEOUS

Appendix A	Provisions Relating to Initial Notes and Additional Notes
Appendix B	List of Unrestricted Subsidiaries as of the Issue Date
Exhibit A	Form of Initial Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors
Exhibit C	Form of Transferee Letter of Representations

THIS INDENTURE, dated as of August 21, 2026, is by and among Gray Media, Inc., a Georgia corporation, as issuer of the 7.500% Senior Secured First Lien Notes due 2034, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent for the Notes Secured Parties (in such capacity, the “Notes Collateral Agent”) and the Subsidiary Guarantors party hereto. The Company (as such term is defined in Section 1.01 hereof) and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

ARTICLE I

    DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions.

“2029 Secured Notes” means the Company’s 10.500% Senior Secured First Lien Notes due 2029 in an aggregate outstanding principal amount as of the Issue Date of $1,025.0 million.

“2029 Secured Notes Indenture” means the Indenture, dated as of June 3, 2024, by and among the Company, the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (the “2029 Secured Notes Trustee”) and as collateral agent (the “2029 Secured Notes Collateral Agent”), as amended, amended and restated, modified, supplemented, renewed, replaced or extended from time to time.

“2029 Secured Notes Obligations” means all Obligations under the 2029 Secured Notes, including the “Notes Obligations” (as defined in the 2029 Secured Notes Indenture) and, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any grantor and all amounts that would have accrued or become due under the terms of the 2029 Secured Notes Indenture but for the effect of the Insolvency or Liquidation Proceeding (including Post-Petition Interest) and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“2029 Secured Notes Secured Parties” means the “Notes Secured Parties” (as defined in the 2029 Secured Notes Indenture).

“2030 Notes” means the Company’s 4.750% Senior Notes due 2030 in an aggregate outstanding principal amount as of the Issue Date of $790.0 million.

“2031 Notes” means the Company’s 5.375% Senior Notes due 2031 in an aggregate outstanding principal amount as of the Issue Date of $1,200.0 million.

“2032 Secured Notes” means the Company’s 9.625% Senior Secured Second Lien Notes due 2032 in an aggregate outstanding principal amount as of the Issue Date of $1,150.0 million.

“2032 Secured Notes Indenture” means the Indenture, dated as of July 18, 2025, by and among the Company, the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (the “2032 Secured Notes Trustee”) and as collateral agent (the “2032 Secured Notes Collateral Agent”), as amended, amended and restated, modified, supplemented, renewed, replaced or extended from time to time.

“2032 Secured Notes Obligations” means all Obligations under the 2032 Secured Notes, including the “Notes Obligations” (as defined in the 2032 Secured Notes Indenture) and, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any grantor and all amounts that would have accrued or become due under the terms of the 2032 Secured Notes Indenture but for the effect of the Insolvency or Liquidation Proceeding (including Post-Petition Interest) and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“2032 Secured Notes Secured Parties” means the “Notes Secured Parties” (as defined in the 2032 Secured Notes Indenture).

“2033 Secured Notes” means the Company’s 7.250% Senior Secured First Lien Notes due 2033 in an aggregate outstanding principal amount as of the Issue Date of $845.0 million.

“2033 Secured Notes Indenture” means the Indenture, dated as of July 25, 2025, by and among the Company, the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (the “2033 Secured Notes Trustee”) and as collateral agent (the “2033 Secured Notes Collateral Agent”), as amended, amended and restated, modified, supplemented, renewed, replaced or extended from time to time.

“2033 Secured Notes Obligations” means all Obligations under the 2033 Secured Notes, including the “Notes Obligations” (as defined in the 2033 Secured Notes Indenture) and, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any grantor and all amounts that would have accrued or become due under the terms of the 2033 Secured Notes Indenture but for the effect of the Insolvency or Liquidation Proceeding (including Post-Petition Interest) and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“2033 Secured Notes Secured Parties” means the “Notes Secured Parties” (as defined in the 2033 Secured Notes Indenture).

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person (the “Acquired Person”) existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or Station or any related business used or useful in the Company’s business (whether existing as a separate entity, subsidiary, division, unit or otherwise) or (y) finance an LMA (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors and delivered to the Trustee in an Officers’ Certificate providing for the issuance of Additional Notes.

“Additional Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Company, each Subsidiary Guarantor and the Trustee pursuant to Article IX providing for the issuance of Additional Notes.

“Additional Notes” means Notes (including any replacement Notes issued with respect to the Additional Notes) issued in one or more transactions after the Issue Date pursuant to Section 2.15, which have substantially identical terms as Notes issued on the Issue Date, except that such Additional Notes may have different CUSIP numbers, issuance dates and dates from which interest initially accrues, as specified in the relevant Additional Note Board Resolutions or Additional Note Supplemental Indenture entered into thereafter in accordance with this Indenture.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, or co-registrar.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Asset Sale” means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of the Company of any assets (including by way of a sale-and-leaseback, including any Spectrum Tender other than as set forth in clause (xxii) below or by operation or as a result of an LLC Division) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company shall not be an “Asset Sale” but instead shall be governed by the provisions of this Indenture described under Section 5.01) or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary of the Company, in each case, whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary); provided that the term “Asset Sale” shall not include any disposition or dispositions:

(i)	in any transaction or series of related transactions of assets or property having a fair market value of less than the greater of $220.0 million and 2.0% of Consolidated Total Assets in the aggregate;

(ii)	between or among the Company and its Restricted Subsidiaries (including Equity Issuances);

(iii)	in a transaction constituting a Change of Control;

(iv)	of products, services or accounts receivable in the ordinary course of business;

(v)	damaged, worn-out or obsolete assets;

(vi)	cash or Cash Equivalents;

(vii)	Restricted Payments or Permitted Investments;

(viii)	dispositions in connection with Permitted Liens;

(ix)	dispositions of receivables in connection with the compromise, settlement or collection thereof;

(x)

the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practices;

(xi)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(xii)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xiii)	[reserved];

(xiv)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xv)

(A) dispositions of property to the extent that such property is exchanged for credit against the purchase of similar replacement property that is promptly purchased, (B) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (C) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xvi)

any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary on or after the Issue Date, including sale and leaseback transactions and asset securitizations, permitted by this Indenture;

(xvii)

dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(xviii)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xix)	the unwinding of any Hedging Obligations pursuant to its terms;

(xx)	the surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims, in each case in the ordinary course of business;

(xxi)	any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility;

(xxii)

any Spectrum Tender to the extent it involves a transaction for minimal or no consideration or otherwise less than fair market value, undertaken primarily to dispose of spectrum to comply with FCC ownership requirements and/or to obtain FCC consent to a related transaction; provided that any such Spectrum Tender shall not constitute a material portion of the Company’s business and operations;

(xxiii)

the sale or other disposition by the Company or any of its Restricted Subsidiaries of assets to the extent that such sale or other disposition is required by applicable laws or final order of the FCC; provided that at least seventy-five percent (75%) of the consideration received in each such Asset Sale (or series of related Asset Sales) is in the form of cash or Cash Equivalents and an amount equal to the Net Proceeds of such Asset Sale (or series of related Asset Sales) are applied or reinvested (including pursuant to an Asset Sale Offer, whether accepted or not), as the case may be, pursuant to Section 4.14 (it being understood and agreed that nothing in this clause (xxiii) shall prohibit the transfer of assets to a divestiture trust in accordance with applicable laws or a final order of the FCC so long as the requirements of Section 4.14 are complied with when such assets are released from such divestiture trust); and

(xxiv)

the sale or other disposition by the Company or any of its Restricted Subsidiaries of real property, equipment or other related assets (but in no event including any FCC License or the Equity Interests of any License Sub) in connection with Tax Advantaged Transactions; provided that the aggregate fair market value of the property and assets sold or disposed of pursuant to this clause (xxiv) shall not exceed an aggregate amount at any time outstanding equal to the greater of $550.0 million and 5.0% of Consolidated Total Assets.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Bankruptcy Code” means Title 11, United States Bankruptcy Code of 1978, as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, or any amendment to, succession to or change in any such law

“Board of Directors” means the Company’s board of directors or any authorized committee of such board of directors.

“Business Day” means any date which is not a Legal Holiday.

“Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a finance lease on the balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

“Carryover Amount” means an amount, determined as of the last day of each fiscal year of the Company, which shall equal (x) if the First Lien Leverage Ratio as of the last day of such fiscal year is greater than or equal to 4.00 to 1.00, $0 and (y) if the First Lien Leverage Ratio as of the last day of any fiscal year is less than 4.00 to 1.00 as of the last day of such fiscal year, the lesser of (A) $75,000,000 and (B) that portion of the basket in accordance to Section 4.05(a)(D) permitted to have been used during such fiscal year but not actually utilized during such fiscal year.

“Cash Equivalents” means (i) marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within one year of the date of purchase; (ii) commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500.0 million, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s Investors Service or “A-1” or better by Standard & Poor’s Corporation or an equivalent rating or better by any other Nationally Recognized Statistical Rating Organization; and (iii) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million, maturing within one year of the date of purchase; and (iv) any money market fund sponsored by a registered broker dealer or mutual fund distributor (including the Trustee) that invests solely in the securities specified in the foregoing clauses (i), (ii) or (iii).

“Change of Control” means the occurrence of any of the following events:

(i)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the Company;

(ii)         the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (y) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the surviving or transferee corporation; or

(iii)         the Company is liquidated or dissolved or adopts a plan of liquidation.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Company becoming a direct or indirect wholly-owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) other than the Permitted Holders is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, Societe Anonyme.

“Collateral” means all of the tangible and intangible properties and assets at any time owned or acquired by the Company or any Subsidiary Guarantor which secure or purport to secure the Notes; provided that the Collateral shall exclude Excluded Assets.

“Collateral Agreement” means the Notes Collateral Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Notes Collateral Agent in connection with the Notes, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission.

“Company” means Gray Media, Inc., a Georgia corporation, unless and until a successor replaces it in accordance with Article V and thereafter means such successor.

“Consolidated Interest Expense” means, with respect to any period, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation or duplication, (a) amortization of debt discount, (b) the net payments, if any, under Hedging Obligations (including amortization of discounts) and (c) accrued interest, but excluding (s) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (t) penalties and interest relating to taxes, (u) any additional cash interest or other amount owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, less (iii) interest income for such period, in each case as determined on a consolidated basis in accordance with GAAP consistently applied.

“Consolidated Net Income” means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons, except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period, (ii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iii) solely for the purpose of determining the amount available for Restricted Payments under Section 4.05(a)(iii)(b) hereof, the net income of any Non-Guarantor Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Non-Guarantor Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Non-Guarantor Restricted Subsidiary or its stockholders, (iv) the net income of any Qualified Joint Venture in excess of the dividends and distributions paid by such Qualified Joint Venture to the Company or a Subsidiary Guarantor, (v) the Company’s proportionate share of net loss of any Qualified Joint Venture, (vi) any goodwill or other intangible asset impairment charge or write-off, (vii) any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense and (viii) the cumulative effect of a change in accounting principles.

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets (less applicable reserves) of the Company and the Restricted Subsidiaries (including the value of any broadcast licensing agreements) reflected on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of the most recent ended fiscal quarter for which internal financial statements are available (as determined in good faith by the Company), determined on a consolidated basis in accordance with GAAP on a pro forma basis in a manner consistent with the definition of “Debt to Operating Cash Flow Ratio” to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“original obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(i)	to purchase any such original obligation or any property constituting direct or indirect security therefor;

(ii)	to advance or supply funds:

(a)	for the purchase or payment of any such original obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor; or

(c)	to maintain the net worth or solvency of the primary obligor; or

(iii)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such original obligation of the ability of the primary obligor to make payment of such original obligation against loss in respect thereof.

“Credit Agreement Agent” means Wells Fargo Bank, National Association, in its capacities as the administrative agent and the collateral agent under the Senior Credit Agreement (together with its successors and assigns).

“Credit Agreement Obligations” means all Obligations under the Senior Credit Facilities, including the “Obligations” (as defined in the Senior Credit Agreement) and, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any grantor and all amounts that would have accrued or become due under the terms of the Senior Credit Agreement but for the effect of the Insolvency or Liquidation Proceeding (including Post-Petition Interest) and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding

“Credit Agreement Secured Parties” means the “Secured Parties” (as defined in the Senior Credit Agreement).

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense from the last day of the month immediately preceding June 30, 2020, to the last day of the most recently ended month prior to such date for which internal financial statements are available (as determined in good faith by the Company), taken as a single accounting period.

“Cumulative Operating Cash Flow” means, as of any date of determination, Operating Cash Flow from the last day of the month immediately preceding June 30, 2020, to the last day of the most recently ended month prior to such date for which internal financial statements are available (as determined in good faith by the Company), taken as a single accounting period.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Debt to Operating Cash Flow Ratio” means, with respect to any date of determination, the ratio of (i) (x) the aggregate principal amount of all outstanding Indebtedness (other than Indebtedness with respect to Hedging Obligations, cash management services and intercompany Indebtedness) of the Company and its Restricted Subsidiaries as of such date on a consolidated basis minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available (as determined in good faith by the Company) with such pro forma adjustments as are consistent with the pro forma adjustments set forth in clause (ii) of this definition and as determined in good faith by the Company to (ii) Operating Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period, divided by two (2), determined on a pro forma basis after giving pro forma effect to: (a) the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”) (except that, in making such computation, the amount of Indebtedness under any revolving credit facilities shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test Period); provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 4.07(b) (other than clause (ix)(ii) thereof); (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such Test Period; and (d) any acquisition, disposition, LMA or Investment by the Company and its Restricted Subsidiaries (including any pro forma expense and cost reductions associated with any such acquisition, disposition, LMA or Investment that are reasonably identifiable and factually supportable and based on actions already taken or initiated prior to or during such period or expected to be taken within 18 months of such action as determined in good faith by the Company), or any related repayment of Indebtedness, in each case since the first day of such Test Period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition, disposition, LMA or Investment, as applicable, had been consummated on the first day of such Test Period; provided that such adjustments are not in excess of fifteen percent (15%) of the Operating Cash Flow of the Company and its Restricted Subsidiaries for such period (determined without giving effect to this clause (d)); provided further that, in each case, such adjustments shall be on a consolidated basis and computed on the accrual method.

In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist by reason of clause (c) of Section 4.11 shall not be taken into account in determining whether any Indebtedness is permitted to be incurred under this Indenture.

Notwithstanding anything in this definition to the contrary, when calculating any financial ratio or basket hereunder, in connection with a Limited Condition Acquisition and the incurrence of Indebtedness and Liens in connection therewith, the date of determination of such ratio or basket and of any default or event of default blocker shall, at the option of the Company, be the date the definitive agreement for such Limited Condition Acquisition is entered into and such ratios and baskets shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Liens or Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period (unless and until such Limited Condition Acquisition has been abandoned, as determined by the Company in good faith, prior to the consummation thereof), and, for the avoidance of doubt, (x) if any such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Operating Cash Flow of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and baskets will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the incurrence of Indebtedness and Liens in connection therewith is permitted hereunder and (y) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that, for any subsequent calculation of any ratio or basket during the period commencing on the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition until the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition (such period, the “LCA Period”), any such ratio or basket shall be calculated during such LCA Period on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated.

“Default” means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

“Definitive Note” means any of (i) a certificated Initial Note or (ii) a certificated Additional Note, in each case, that does not include the Global Notes Legend.

“Depositary” means, with respect to Notes issued in the form of one or more Global Notes, DTC or another Person designated as depository by the Company, which Person must be a clearing agency registered under Section 17A of the Exchange Act.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Performance References.

“Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration as determined by a responsible financial or accounting officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officers’ Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation of Section 4.05(a)(iii)(b).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the board of directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Equity Interest of the Company or any options, warrants or other rights in respect of such Equity Interests.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part or (c) requires, regardless of Board of Directors declaration, the scheduled payment of dividends in cash (for the avoidance of doubt, this clause (c) shall not be deemed to include any Capital Stock that permits the issuer thereof, at its option, to pay dividends in kind in lieu of a cash payment of such dividends), in each case on or prior to the stated maturity of the Notes; provided that if such Capital Stock is issued pursuant to a plan for the benefit of the Company or its Restricted Subsidiaries or by any such plan to officers or employees of the Company or any of its Restricted Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it must be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.05 hereof and in any event shall otherwise be deemed to constitute Disqualified Stock only upon the occurrence of such change of control or asset sale.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States of America.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Issuance” means (x) an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date pursuant to an effective registration statement filed under the Securities Act, or (y) the sale of Capital Stock or other securities or a capital contribution, in each case subsequent to the Issue Date, the proceeds of which are contributed to the equity (other than through the issuance or increase of Disqualified Stock or Designated Preferred Stock) of the Company or any of its Restricted Subsidiaries.

“Euroclear” means the Euroclear Bank N.V./S.A. or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“FCC” means the Federal Communications Commission.

“FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Company or any Subsidiary Guarantor, or assigned or transferred to the Company or any Subsidiary Guarantor pursuant to FCC consent.

“First Lien Intercreditor Agreement” means that certain first lien intercreditor agreement between the 2029 Secured Notes Collateral Agent, the Credit Agreement Agent, the Company and the Subsidiary Guarantors party thereto, dated as of June 3, 2024, as supplemented by that certain Joinder No. 1 to the First Lien Intercreditor Agreement, dated as of July 25, 2025, that certain Joinder No. 2 to the First Lien Intercreditor Agreement, dated as of August 21, 2026 and as further amended, modified, restated, supplemented or replaced from time to time, to which the Notes Collateral Agent has become party to pursuant to a joinder agreement thereto, dated as of the Issue Date.

“First Lien Leverage Ratio” means, with respect to any date of determination, the ratio of

(i)         (x) the aggregate principal amount of all outstanding First Lien Obligations (other than First Lien Obligations with respect to Hedging Obligations, cash management services and intercompany indebtedness) of the Company and its Restricted Subsidiaries as of such date on a consolidated basis minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available (as determined in good faith by the Company) with such pro forma adjustments as are consistent with the pro forma adjustments set forth in clause (ii) of this definition and as determined in good faith by the Company to

(ii)         Operating Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period divided by two (2), determined on a pro forma basis after giving pro forma effect to:

(a)         the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period;

(b)         the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”); provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to Section 4.07(b) (other than clause (ix)(ii) thereof);

(c)         in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such Test Period; and

(d)         any acquisition, disposition, LMA or Investment by the Company and its Restricted Subsidiaries (including any pro forma expense and cost reductions associated with any such acquisition, disposition, LMA or Investment that are reasonably identifiable and factually supportable and based on actions already taken or initiated prior to or during such period or expected to be taken within 18 months of such action as determined in good faith by the Company), or any related repayment of Indebtedness, in each case since the first day of such Test Period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition, disposition, LMA or Investment, as applicable, had been consummated on the first day of such Test Period; provided that such adjustments are not in excess of fifteen percent (15%) of the Operating Cash Flow of the Company and its Restricted Subsidiaries for such period (determined without giving effect to this clause (d)); provided further that, in each case, such adjustments shall be on a consolidated basis and computed on the accrual method.

In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist pursuant to Section 4.11(c) shall not be taken into account in determining whether any Secured Indebtedness is permitted to be incurred under this Indenture.

Notwithstanding anything in this definition to the contrary, the calculation of the First Lien Leverage Ratio in connection with a Limited Condition Acquisition and the incurrence of Indebtedness and Liens in connection therewith, shall be made in accordance with the requirements of the last paragraph of the definition of “Debt to Operating Cash Flow Ratio.”

“First Lien Obligations” means, collectively, the Notes Obligations, the 2029 Secured Notes Obligations, the 2033 Secured Notes Obligations, the Credit Agreement Obligations and any other Indebtedness or obligations of the Company and the Subsidiary Guarantors that are equally and ratably secured with the Notes Obligations, the 2029 Secured Notes Obligations, the 2033 Secured Notes Obligations and the Credit Agreement Obligations, provided, however, that such other Indebtedness or Obligation is permitted to be incurred and secured on such basis by this Indenture and the representative in respect of such Indebtedness or other obligation shall have become party to the First Lien Intercreditor Agreement pursuant to the terms thereof and the First/Second Lien Intercreditor Agreement pursuant to the terms thereof.

“First/Second Lien Intercreditor Agreement” means (i) that certain first/second lien intercreditor agreement among the Company, the Subsidiary Guarantors party thereto, the Credit Agreement Agent, 2029 Secured Notes Collateral Agent and the 2032 Secured Notes Collateral Agent, dated as of July 18, 2025, as supplemented by that certain Consent and Acknowledgment to the First/Second Lien Intercreditor Agreement, dated as of July 25, 2025, that certain Consent and Acknowledgment to the First/Second Lien Intercreditor Agreement, dated as of August 21, 2026 and as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture, to which the Notes Collateral Agent has become party to pursuant to a joinder agreement thereto, dated as of the Issue Date or (ii) any replacement thereof or other intercreditor agreement that contains terms, taken as a whole, not materially less favorable to the holders of the Notes than the intercreditor agreement referred to in clause (i) as determined by the Company in good faith.

“Fitch” means Fitch, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

Notwithstanding the foregoing, if there occurs a change in GAAP after the Issue Date and such change would cause a change in the method of calculation of any standard, term or measure used in this Indenture (an “Accounting Change”), then the Company may elect, by delivery of an Officers’ Certificate to the Trustee, that such standard, term or measure shall be calculated giving effect to such Accounting Change.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and “guaranteed,” “guaranteeing” and “guarantor” shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IAI” means an institutional “accredited investor,” as defined in Rule 501.

“IAI Notes” means all Initial Notes or all Additional Notes, as the case may be, offered and sold to IAIs in reliance on Rule 501.

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all reimbursement obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person, (iv) all Hedging Obligations of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the lesser of (x) the amount of the obligation so secured and (y) the fair market value of the property subject to such Lien, (vi) all Disqualified Stock issued by such Person, and (vii) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (i) through (vi) above; with respect to clauses (i) and (ii) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing upon the balance sheet of the Company solely by reason of pushdown accounting under GAAP shall be excluded. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock. For purposes hereof, the amount of Indebtedness represented by Hedging Obligations shall be equal to (1) zero if such Hedging Obligation has been incurred pursuant to Section 4.07(b)(vi) or (2) the notional amount of such Hedging Obligation that is incurred otherwise.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on December 31, 2018, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

Except as otherwise set forth herein, the amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. Notwithstanding the foregoing, if the Company or any of its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Company may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Indenture on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the applicable incurrence basket hereunder, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that, in each case, any future calculation of any applicable ratio-based basket shall only include the total amount of funds borrowed and then outstanding as of the date of determination. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iii) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(iv) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(v) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims obligations or contributions or social security or wage taxes;

(vi) Programming Obligations; or

(vii) the deferred purchase price of property or services (including, without limitation, trade payables arising in the ordinary course of business) which are payable over a period of one (1) year or less.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” means the $750,000,000 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes issued in exchange therefor in accordance with this Indenture.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement and the First/Second Lien Intercreditor Agreement.

“Investment Grade Status” shall occur when the Notes receive at least two of the following:

(i)    a rating of “BBB-” (with an outlook of stable or better) or higher from S&P (or the equivalent rating by a Nationally Recognized Statistical Rating Organization or organizations, as the case may be, selected by the Company which shall be substituted for S&P);

(ii)    a rating of “Baa3” (with an outlook of stable or better) or higher from Moody’s (or the equivalent rating by a Nationally Recognized Statistical Rating Organization or organizations, as the case may be, selected by the Company which shall be substituted for Moody’s); and

(iii)    a rating of “BBB-” (with an outlook of stable or better) or higher from Fitch (or the equivalent rating by a Nationally Recognized Statistical Rating Organization or organizations, as the case may be, selected by the Company which shall be substituted for Fitch).

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit (including extensions of credit in respect of equipment leases) by the Company and its Restricted Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.

“Issue” means create, issue, assume, guarantee, incur or otherwise become, directly or indirectly, liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by designation, merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary. For this definition, the terms “issuing,” “issuer,” “issuance” and “issued” have meanings correlative to the foregoing.

“Issue Date” means August 21, 2026.

“Junior Obligations” means any Indebtedness or obligations of the Company and its Restricted Subsidiaries that are secured by a Lien ranking junior in priority to the Liens securing the Notes; provided, however, that such other Indebtedness or obligations is permitted to be incurred and secured on such basis by this Indenture and the representative in respect of such Indebtedness or other obligation shall have become party to the First/Second Lien Intercreditor Agreement.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

“License Sub” means each wholly-owned Domestic Subsidiary of the Company which has no assets other than FCC Licenses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any authorized filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Limited Condition Acquisition” means any acquisition, including by means of a merger or consolidation, by the Company and/or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“LLC Division” means the division of a limited liability company into two or more limited liability companies, with the dividing company continuing or terminating its existence as a result, whether pursuant to the laws of any applicable jurisdiction or otherwise (including, without limitation, any “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or any similar statute or provision under applicable law or otherwise).

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (iii) manages a portion of the operations of a television station.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Material FCC License” means an FCC License that is, in the reasonable determination of the Company, material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

“Material Intellectual Property” means any intellectual property that is material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and including Permitted Tax Distributions).

“Net Proceeds” means, with respect to any Asset Sale by any Person, an amount equal to the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses, costs or charges incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale, plus (e) if such Person is a Subsidiary of the Company, any dividends or distributions payable to holders of minority interests in such Subsidiary from the proceeds of such Asset Sale.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Subsidiary Guarantor immediately prior to such date of determination.

“Non-Guarantor” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Note” means a Note issued pursuant to this Indenture (including the Subsidiary Guarantees, as amended or supplemented from time to time in accordance with the terms hereof), including any Initial Note or Additional Note issued pursuant to this Indenture.

“Notes Custodian” means U.S. Bank Trust Company, National Association, as custodian with respect to the Notes in global form, or any successor entity thereto or any replacement designated by DTC.

“Notes Obligations” means all Obligations in respect of the Notes, this Indenture, the Subsidiary Guarantees and the Notes Security Documents (including Post-Petition Interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not constituting an allowed or allowable claim in such proceedings).

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes from time to time.

“Notes Security Documents” means the Collateral Agreement and each other security document which secures (or purports to secure) the Notes Obligations, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest (including, without limitation, Post-Petition Interest regardless of whether or not a claim for Post-Petition Interest accruing after the commencement of any Insolvency or Liquidation Proceeding is allowed or allowable in such proceedings), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer” means a Change of Control Offer made pursuant to Section 4.13 or an Asset Sale Offer made pursuant to Section 4.14.

“Offering Memorandum” means the Offering Memorandum dated August 17, 2026, relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company which shall include at least one of the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

“Operating Cash Flow” means, with respect to any period and without duplication,

(a) the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period (excluding, to the extent included in Consolidated Net Income for such period, (w) the effect of any exchange of advertising time for non-cash consideration, such as merchandise or services, (x) any other non-cash income or expense (including the cumulative effect of a change in accounting principles and extraordinary items), (y) any gains or losses from sales, exchanges and other dispositions of property not in the ordinary course of business and (z) the non-cash portion of any reserves or accruals for one-time charges incurred in connection with corporate restructurings or expense saving measures), minus

(b) any cash payments made by the Company and its Restricted Subsidiaries during such period in respect of (1) Programming Obligations or (2) reserves or accruals described in clause (a)(z) above or clause (f) below (to the extent such charges described in clause (f) below represent an accrual or reserve), to the extent such reserves or accruals were excluded from Consolidated Net Income in a prior period, plus

(c) any extraordinary net losses, net losses from the disposition of any securities, net losses from the extinguishment of any Indebtedness and net losses realized on any sale of assets during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus

(d) provision for taxes based on income or profits, to the extent such provision for taxes was deducted in computing such Consolidated Net Income, plus

(e) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, to the extent deducted in computing such Consolidated Net Income, plus

(f) depreciation, amortization, impairment and all other non-cash charges, to the extent such depreciation, amortization, impairment and other non-cash charges were deducted in computing such Consolidated Net Income (including pension expense, impairment of Programming Obligations and related assets, goodwill, broadcast licenses and other intangible assets including amortization of other intangible assets and Programming Obligations and related assets and leasehold improvements), plus

(g) any fees or expenses, including deferred finance costs, incurred in connection with the actual or proposed issuance of, and any actual or proposed redemption, refinancing or repurchase of, any Indebtedness, the actual or proposed entering into of any amendments, modifications or refinancings of any Indebtedness (including, without limitation, rating agency fees), any actual or proposed issuance of Equity Interests, any actual or proposed Investment and any actual or proposed disposition, in each case to the extent that such costs were deducted in computing Consolidated Net Income, plus

(h) non-capitalized transaction costs, expenses or charges (including, for the avoidance of doubt, any reserves, integration costs or other business optimization costs or expenses) incurred in connection with actual or proposed financings, acquisitions, dispositions or transactions to the extent that such costs were deducted in computing Consolidated Net Income, plus

(i) non-cash compensation expense incurred with any issuance of Equity Interests to an employee of such Person or any Restricted Subsidiary and plus

(j) non-cash items decreasing Consolidated Net Income (to the extent included in computing such Consolidated Net Income), minus

(k) any cash payments made with respect to pension obligations (to the extent not previously included in computing such Consolidated Net Income), minus

(l) extraordinary net gains, net gains from the disposition of any securities, net gains from the extinguishment of any Indebtedness and any net gains realized on any sale of assets during such period, minus

(m) non-cash items increasing Consolidated Net Income other than the accrual of revenue or other items in the ordinary course of business (to the extent included in computing such Consolidated Net Income), minus

(n) provision for taxes based on losses, to the extent such benefit for taxes was included in computing such Consolidated Net Income, plus

(o) one-time corporate restructuring charges, that are reasonably identifiable and factually supportable, related to creation of a Parent Entity, which charges are taken during or reserved for during the twelve (12) month period following such creation.

“Opinion of Counsel” means a written opinion in form and substance satisfactory to, and from legal counsel acceptable to, the Trustee (such counsel may be an employee of or counsel to the Company or the Trustee).

“Parent Entity” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

“Parent Entity Expenses” means:

(1)         costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act or Exchange Act or the respective rules and regulations promulgated thereunder;

(2)         customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other constituting documents or pursuant to written agreements with any such Person;

(3)         obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)         (x) general corporate overhead expenses, including professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries;

(5)         customary expenses incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Indebtedness;

(6)         franchise and similar taxes required to maintain such Parent Entity's corporate existence; and

(7)         amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 4.05 if made by any Parent Entity; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Parent Entity or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 4.05(a)(iii) and (E) such Investment shall be deemed to be made by the Parent Entity or such Restricted Subsidiary.

“Performance References” means the Company or any one or more of the Subsidiary Guarantors.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.14.

“Permitted Holders” means (i) the estates of J. Mack Robinson and Harriet J. Robinson; (ii) lineal descendants of Harriet J. Robinson and spouses of her lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clause (ii), such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); (v) any Person controlled by any of the Persons described in clause (i), (ii), (iii) or (iv) and (vi) any group of Persons (as defined in the Exchange Act) in which the Persons described in clause (i), (ii), (iii), (iv) or (v), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.

“Permitted Investments” means:

(i)          Investments existing on the Issue Date or made pursuant to an agreement existing on the Issue Date (and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or increases thereof, other than as a result of accrual or accretion of original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of the Investment in effect on the Issue Date), and any Investment in the Company, any Restricted Subsidiary or any Qualified Joint Venture;

(ii)         any Investments in Cash Equivalents;

(iii)         any Investment in a Person if, as a result of such Investment, (a) such Person becomes a Restricted Subsidiary, or (b) such Person either (1) is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary and the Company or such Restricted Subsidiary is the surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iv)         accounts and notes receivable generated or acquired in the ordinary course of business;

(v)         Hedging Obligations permitted pursuant to Section 4.07(b);

(vi)         any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(vii)         Investments consisting of earnest money deposits, endorsements of negotiable instruments and similar documents, accounts receivables, deposits, prepayments, credits or purchases of inventory, supplies, materials and equipment, deposits to secure lease or utility payments, in each case in the ordinary course of business;

(viii)         any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(ix)         any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.08(b) (except those described in clause (ix) of that section);

(x)         Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $125.0 million and 1.15% of Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xi)         (i) Investments in a Securitization Subsidiary or Receivables Facility or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or Receivables Facility;

(xii)         repurchases (for the avoidance of doubt, including pursuant to redemptions, tender offers or otherwise) of Notes, 2031 Notes, 2030 Notes, 2029 Secured Notes, the 2033 Secured Notes, 2032 Secured Notes or other non-Subordinated Indebtedness;

(xiii)         Investments by an Unrestricted Subsidiary entered into prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 4.16;

(xiv)         Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Sale;

(xv)         (x) Guarantees of Indebtedness not otherwise prohibited and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements, and (y) performance guarantees with respect to obligations that are permitted by this Indenture;

(xvi)         Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(xvii)         Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xviii)         Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xix)         so long as the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 4.07(a), Investments in an aggregate amount up to the greater of $300.0 million and 25.0% of Operating Cash Flow of the Company and its Restricted Subsidiaries for the most recent Test Period divided by two (2), determined on a pro forma basis with the pro forma adjustments set forth in clause (ii) of the definition of “Debt to Operating Cash Flow Ratio” and as determined in good faith by the Company plus, to the extent not increasing the amount available under Section 4.05(a)(iii), in the case of the disposition or repayment of any such Investment made pursuant to this clause (xix) for cash (in whole or in part), an amount equal to the return of capital (to the extent cash is received) with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or Restricted Subsidiary, as the case may be, in respect of such disposition;

(xx)         so long as no Default or Event of Default has occurred or would result therefrom; Investments in respect of Tax Advantaged Transactions; provided that the aggregate amount of such Investments together with the aggregate amount of Indebtedness made in connection with Tax Advantaged Transactions pursuant to clause (b)(xxii) of Section 4.07 shall not exceed at any time outstanding an aggregate amount equal to the greater of $550.0 million and 5.0% of Consolidated Total Assets; and

(xxi)         Investments so long as (x) no Default or Event of Default has occurred or would result from such Investment and (y) the Debt to Operating Cash Flow Ratio (calculated on a pro forma basis after giving effect to such Investment) is less than or equal to 4.25 to 1.00.

“Permitted Liens” means:

(i)         Liens existing on the Issue Date (other than Liens permitted to be incurred pursuant to clause (ii) below);

(ii)         Liens that secure (A) any Senior Credit Facilities (incurred pursuant to clause (i) of the definition of “Permitted Indebtedness”) (which, for avoidance of doubt, may be First Lien Obligations or otherwise), (B) the 2029 Secured Notes outstanding on the Issue Date, (C) the 2033 Secured Notes outstanding on the Issue Date, (D) the 2032 Secured Notes outstanding on the Issue Date and (E) Liens that secure the Notes and the Subsidiary Guarantees, which Notes and Subsidiary Guarantees are outstanding on the Issue Date (incurred pursuant to clause (ii)(a) of the definition of “Permitted Indebtedness”);

(iii)         Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary of the Company or otherwise becomes a Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such merger or consolidation or other transaction and do not extend to any assets other than those of such Person;

(iv)         Liens on property acquired by the Company or a Restricted Subsidiary (including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary), provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property;

(v)         Liens in favor of the Company or any Restricted Subsidiary of the Company;

(vi)         Liens incurred, or pledges and deposits in connection with, workers’ compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(vii)         Liens imposed by law, including, without limitation, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, incurred by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(viii)         Liens securing Indebtedness incurred pursuant to Section 4.07(b)(vii); provided that, in the case of Permitted Purchase Money Indebtedness, such Liens do not extend to or cover any assets other than such assets acquired or constructed on or after the Issue Date with the proceeds of such Indebtedness;

(ix)         Liens for ad valorem, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Company has set aside on its books reserves to the extent required by GAAP;

(x)         Liens on assets or Capital Stock of Unrestricted Subsidiaries that secure non-recourse Indebtedness of Unrestricted Subsidiaries;

(xi)         Liens securing Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under this Indenture; provided that such Liens shall have the same or lower priority as the Liens securing such Indebtedness being refinanced;

(xii)         easements, rights-of-way, zoning and similar restrictions, encroachments, protrusions and other similar encumbrances or title defects incurred or imposed as applicable, in the ordinary course of business and consistent with industry practices and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such property;

(xiii)         Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(xiv)         Liens securing Hedging Obligations permitted under this Indenture;

(xv)         leases, licenses, sub-licenses or subleases granted to others and Liens arising from filing UCC financing statements regarding leases;

(xvi)         Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves as is required in conformity with GAAP has been made therefor;

(xvii)         Liens (i) that are contractual rights of set-off (A) relating to treasury, depository and cash management services with banks or any automated clearinghouse transfers of funds, in each case, in the ordinary course of business and not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and which are within the general parameters customary in the banking industry;

(xviii)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(xix)         utility and other similar deposits made in the ordinary course of business;

(xx)         Liens on cash or Cash Equivalents, arising in connection with the defeasance, discharge or redemption of Indebtedness or escrowed to repurchase or redeem Indebtedness or Capital Stock, in each case where such defeasance, discharge, redemption or repurchase is otherwise permitted hereunder;

(xxi)         leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Indebtedness;

(xxii)         Liens on assets or Capital Stock in connection with merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets or Capital Stock otherwise permitted under this Indenture for so long as such agreements are in effect;

(xxiii)    Liens to secure Indebtedness of any Non-Guarantor permitted by Section 4.07(b)(xvi) covering only the assets of such Restricted Subsidiary;

(xxiv)    Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(xxv)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxvi)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(xxvii)    Liens (x) on cash advances in favor of the seller of any property to be acquired in connection with a Permitted Investment to be applied against the purchase price for such Permitted Investment, and (y) consisting of an agreement to sell any property in an asset sale permitted under this Indenture, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(xxviii)    Liens then existing with respect to assets of an Unrestricted Subsidiary on the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such Liens are not incurred in contemplation of such redesignation;

(xxix)    Liens securing an aggregate principal amount of First Lien Obligations not to exceed the maximum principal amount of First Lien Obligations that, as of the date such First Lien Obligations were incurred, and after giving effect to the incurrence of such First Lien Obligations and the application of proceeds therefrom on such date or, for the avoidance of doubt, contemporaneously therewith, would not cause the First Lien Leverage Ratio of the Company to exceed 3.50 to 1.00;

(xxx)    Liens securing an aggregate principal amount of Junior Obligations or other obligations not to exceed the maximum principal amount of Junior Obligations that, as of the date such Junior Obligations were incurred, and after giving effect to the incurrence of such Junior Obligations and the application of proceeds therefrom on such date or, for the avoidance of doubt, contemporaneously therewith, would not cause the Secured Leverage Ratio of the Company to exceed 5.50 to 1.00;

(xxxi)    Liens at any time outstanding securing Indebtedness (which, for avoidance of doubt, may be First Lien Obligations or otherwise) or other obligations of the Company or any Restricted Subsidiary not to exceed the greater of $220.0 million and 2.0% of Consolidated Total Assets; and

(xxxii)    customary Liens arising out of Tax Advantaged Transactions otherwise permitted by this Indenture; provided that (A) such Liens only apply to the specific real property, equipment or other related assets that are the subject of such Tax Advantaged Transactions (and any additions, accessions, improvements and replacements thereof, customary deposits in connection therewith and proceeds and products therefrom) and, for the avoidance of doubt do not encumber any FCC License or any Equity Interests in any License Sub, (B) such Liens do not interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries and (C) the fair market value of the assets encumbered pursuant to this clause (xxxii) does not exceed at any time an aggregate amount equal to the greater of $550.0 million and 5.0% of Consolidated Total Assets.

For the avoidance of doubt, for purposes of determining compliance with Section 4.09, in the event that a Lien meets the criteria of more than one of the categories of Permitted Liens permitted pursuant to clauses (i) through (xxxii) above, the Company shall, in its sole discretion, be permitted to classify such Permitted Lien in any manner that complies with this definition and may from time to time reclassify such Permitted Liens in any manner that would comply with this definition at the time of such reclassification; furthermore, for the avoidance of doubt, any Permitted Lien may, if applicable, be classified or reclassified in part as being incurred under clause (xxix) and/or (xxx), as applicable, of this definition and in part under one or more other categories of this definition.

“Permitted Purchase Money Indebtedness” means any Indebtedness incurred for the acquisition of intellectual property rights, property, plant or equipment used or useful in the business of the Company or any of its Restricted Subsidiaries.

“Permitted Tax Distribution” means for any taxable period for which the Company and/or any of its Subsidiaries are members of a group filing a consolidated, combined or similar income tax return with any Parent Entity, any dividends or other distributions to such Parent Entity to pay any consolidated, combined or similar income taxes for which such Parent Entity is liable that are attributable to the income of the Company and/or such Subsidiaries; provided that (i) the amount of such dividends and other distributions with respect to any taxable period shall not exceed the amount of such income taxes that the Company and/or such Subsidiaries (as applicable) would have been required to pay if the Company and/or such Subsidiaries had paid such tax on a separate company basis or a separate group basis (as applicable) and (ii) any such dividends and other distributions attributable to income of an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Company or any Restricted Subsidiary for such purpose.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Programming Obligations” means all direct or indirect monetary liabilities, contingent or otherwise, with respect to contracts for television broadcast rights relating to television series or other programs produced or distributed for television release.

“Purchase Agreement” means that purchase agreement, dated August 17, 2026, by and between the Company and BofA Securities, Inc., as representative of the initial purchasers named on Schedule A thereto.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Joint Venture” means a majority-owned Subsidiary where Capital Stock of the Subsidiary is issued to a Qualified Joint Venture Partner in consideration of the contribution primarily consisting of assets used or useful in the business of owning and operating television stations, all businesses directly related thereto, and any electronic news and information delivery business and any other television broadcasting-related, television distribution-related or television content-related business or any Similar Business.

“Qualified Joint Venture Partner” means a person who is not affiliated with the Company.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the credit agreements prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing. For the avoidance of doubt, as of the Issue Date, the Receivables Sale Agreement and the other agreements entered into in connection therewith constitute a Qualified Securitization Financing.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if Moody’s, S&P or Fitch ceases to rate the Notes for reasons outside of the Company’s control, a Nationally Recognized Statistical Rating Organization selected by the Company or any parent of the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies (or two or more Rating Agencies if the Notes are rated by three or more Rating Agencies) if the applicable Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Status from any Rating Agency.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Company or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of February 23, 2023, by and among the various entities listed on Schedule 1 attached thereto as originators, the Company, as initial master servicer and the Receivables SPV as the buyer.

“Receivables SPV” means Gray AR, LLC, a Delaware limited liability company.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances, defeases, renews, replaces or extends any Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether in whole or part and whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(i)         the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended, if such Indebtedness was subordinated to the Notes,

(ii)         the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii)         the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended,

(iv)         such Refinancing Indebtedness is in an aggregate principal amount (or accreted amount in the case of any Indebtedness issued with original issue discount, as such) that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) then outstanding under the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended and any unutilized commitments with respect thereto, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing optional prepayment provisions on such Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and

(v)         such Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $500,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under Section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR Part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

“Regulation S Notes” means all Initial Notes or all Additional Notes, as the case may be, offered and sold outside the United States in reliance on Regulation S.

“Relevant Municipal Party” means with respect to any Tax Advantaged Transaction, the United States governmental authority that is party to such transaction and, if applicable, shall include any trustee with respect to such transaction.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i)(x) of Appendix A or, in the case of the Regulation S Global Note, the legend set forth in Section 2.3(e)(i)(y) of Appendix A.

“Restricted Payment” means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary of the Company (other than any Capital Stock owned by the Company or any Restricted Subsidiary); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness prior to the scheduled maturity thereof except for any purchase, redemption, defeasance or other acquisition or retirement within one year of the scheduled maturity thereof; or (iv) any Restricted Investment.

“Restricted Period” means, in respect of any Note, the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S under the Securities Act) pursuant to Regulation S and (b) the issue date for such Notes.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).

“Rule 144A Notes” means all Initial Notes or all Additional Notes, as the case may be, offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“Second Lien Obligations” means, collectively, the 2032 Secured Notes Obligations and any other Indebtedness or obligations of the Company and the Subsidiary Guarantors that are equally and ratably secured with the 2032 Secured Notes Obligations, provided, however, that such other Indebtedness or Obligation is permitted to be incurred and secured on such basis by the 2032 Secured Notes Indenture and the representative in respect of such Indebtedness or other obligation shall have become party to the First/Second Lien Intercreditor Agreement pursuant to the terms thereof.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any date of determination, the ratio of (i) (x) the aggregate principal amount of all outstanding Secured Indebtedness (other than Secured Indebtedness with respect to Hedging Obligations, cash management services and intercompany indebtedness) of the Company and its Restricted Subsidiaries as of such date on a consolidated basis minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available (as determined in good faith by the Company) with such pro forma adjustments as are consistent with the pro forma adjustments set forth in clause (ii) of this definition and as determined in good faith by the Company to (ii) Operating Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period divided by two (2), determined on a pro forma basis after giving pro forma effect to (a) the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”) (except that, in making such computation, the amount of Indebtedness under any revolving credit facilities shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test Period); provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 4.07(b) (other than clause (ix)(ii) thereof); (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such Test Period; and (d) any acquisition, disposition, LMA or Investment by the Company and its Restricted Subsidiaries (including any pro forma expense and cost reductions associated with any such acquisition, disposition, LMA or Investment that are reasonably identifiable and factually supportable and based on actions already taken or initiated prior to or during such periods or expected to be taken within 18 months of such action as determined in good faith by the Company), or any related repayment of Indebtedness, in each case since the first day of such Test Period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition, disposition, LMA or Investment, as applicable, had been consummated on the first day of such Test Period; provided that such adjustments are not in excess of fifteen percent (15%) of the Operating Cash Flow of the Company and its Restricted Subsidiaries for such period (determined without giving effect to this clause (d)); provided further that, in each case, such adjustments shall be on a consolidated basis and computed on the accrual method.

In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist by reason of clause (c) of Section 4.11 shall not be taken into account in determining whether any Secured Indebtedness is permitted to be incurred under this Indenture.

Notwithstanding anything in this definition to the contrary, the calculation of the Secured Leverage Ratio in connection with a Limited Condition Acquisition and the incurrence of Indebtedness and Liens in connection therewith, shall be made in accordance with the requirements of the last paragraph of the definition of “Debt to Operating Cash Flow Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells, assigns, transfers or pledges its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Assets or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto; and

(a)         no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(1)         is guaranteed by the Company or any Subsidiary Guarantor (excluding unsecured guarantees of obligations pursuant to Standard Securitization Undertakings);

(2)         is recourse to or obligates the Company or any Subsidiary Guarantor in any way other than pursuant to unsecured guarantees of Standard Securitization Undertakings; or

(3)         is secured by any property or asset of the Company or any Subsidiary Guarantor, directly or indirectly, contingently or otherwise, for the satisfaction thereof;

(b)         with which neither the Company nor any Subsidiary Guarantor has any material contract, agreement, arrangement or understanding other than those entered into in connection with Qualified Securitization Financings that are on terms which the Company reasonably believes to be no less favorable to the Company and each Subsidiary Guarantor than those reasonably expected to be obtained at the time from Persons that are not Affiliates of the Company; and

(c)         to which neither the Company nor any Subsidiary Guarantor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results other than pursuant to unsecured guarantees of Standard Securitization Undertakings.

As of the Issue Date, the Receivables SPV constitutes a Securitization Subsidiary.

“Senior Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of December 1, 2021, by and among the Company and the guarantors named therein, Wells Fargo Bank, National Association, as the administrative agent and the other agents and lenders named therein, as amended by the First Amendment thereto, dated as of March 17, 2023, the Second Amendment thereto, dated as of February 16, 2024, the Third Amendment thereto, dated as of June 4, 2024, the Fourth Amendment thereto, dated as of March 31, 2025, the Fifth Amendment thereto, dated as of July 18, 2025 and the Sixth Amendment thereto, dated as of March 31, 2026, and as may be further amended, amended and restated, modified, supplemented, renewed, replaced or extended from time to time.

“Senior Credit Facilities” means one or more debt facilities, commercial paper facilities or instruments, providing for revolving credit loans, term loans, letters of credit or debt securities, which Indebtedness may be First Lien Obligations, including, without limitation, the debt facilities established by the Senior Credit Agreement, as the same may be increased, amended, modified, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, indentures, instruments and agreements executed in connection therewith, and in each case as increased, amended, modified, extended, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such increase, amendment, modification, extension, renewal, refunding, replacement or refinancing.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Spectrum Tender” means the entry by the Company or any of its Restricted Subsidiaries into any agreement or arrangement alienating, relinquishing, surrendering or otherwise transferring the right to use all or a material portion of the spectrum associated with any FCC License of any Station (including, without limitation, pursuant to an auction of such spectrum, conducted by a governmental authority, but excluding any involuntary reorganization of such spectrum by the FCC pursuant to 47 U.S.C. §1452(b)).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Station” means, collectively (a) each of the television stations owned and operated by the Company and its Restricted Subsidiaries on the Issue Date and (b) any television station acquired after the Issue Date by the Company or any of its Restricted Subsidiaries in accordance with the terms of this Indenture.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be. For the avoidance of doubt, for the purposes of this Indenture, Indebtedness shall not be considered subordinated in right of payment solely because it is unsecured, or secured on a junior basis to or entitled to proceeds from security enforcement after, other Indebtedness.

“Subsidiary” of any Person means (i) any corporation more than 50% of the outstanding Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Subsidiary Guarantees” means the guarantees of the Notes issued by the Subsidiary Guarantors.

“Subsidiary Guarantor” means (i) each Restricted Subsidiary of the Company existing on the Issue Date, (ii) each of the Company’s Subsidiaries which becomes a Subsidiary Guarantor of the Notes in compliance with Section 4.15 and (iii) each of the Company’s Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture, in each case which is not subsequently released from its guarantee obligations in accordance with the terms of this Indenture.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

“Tax Advantaged Transactions” means a transaction between the Company or any of its Restricted Subsidiaries, on the one hand, and a Relevant Municipal Party, on the other hand, entered into in consideration of a reduction of certain of the Company’s or such Restricted Subsidiary’s tax liabilities through (i) the issuance by such Relevant Municipal Party of industrial revenue or development bonds or other similar securities, (ii) the transfer to such Relevant Municipal Party of title to certain specific real property, equipment or other related assets of the Company or such Restricted Subsidiary, (iii) the granting to such Relevant Municipal Parties of Liens on certain specific real property, equipment or other related assets of the Company or such Restricted Subsidiary, (iv) the sale to and leaseback from such Relevant Municipal Party of certain specific real property, equipment or other related assets of the Company or such Restricted Subsidiary or (v) any combination of the foregoing or through arrangements similar thereto, in each case so long as the Company or such Restricted Subsidiary (or its applicable designee or any assignee of its rights under such transaction, including any collateral assignee) (A) may upon not more than one hundred twenty (120) days’ notice (but without any requirement for any further action) obtain title from such Relevant Municipal Party to such real property, equipment or other assets free and clear of any Liens (other than Permitted Liens (excluding any Liens permitted by clause (xxxii) of the definition of Permitted Liens)) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction, as the case may be, and (B) in no event shall be liable (including through the payment of fees, penalties or other amounts), in connection therewith for any amount in excess of the amount by which such transaction has reduced such tax liabilities of the Company and its Restricted Subsidiaries.

“Test Period” means the eight most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available (as determined in good faith by the Company).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended by the Trust Indenture Reform Act of 1990, and as in effect on the Issue Date.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Trust Officer” means any officer within the Corporate Trust Division of the Trustee, who has responsibility for administering this Indenture, including, without limitation, any vice president, associate, assistant vice president, treasurer, assistant treasurer, assistant secretary or special assistant secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means U.S. Bank Trust Company, National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.

“U.S. Government Obligations” means U.S. dollar denominated direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the obligor prior to the Stated Maturity thereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Subsidiary” means (i) any Subsidiary that has been previously designated as an Unrestricted Subsidiary under the existing indentures pursuant to which the 2029 Secured Notes, the 2032 Secured Notes, the 2033 Secured Notes, the 2030 Notes and the 2031 Notes were issued, (ii) any Subsidiary designated as such by the Board of Directors as set forth below and (iii) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, the Company has designated the Subsidiaries set forth on Appendix B as Unrestricted Subsidiaries. The Company may designate any other Subsidiary to be an Unrestricted Subsidiary after the Issue Date provided that the Company could make a Restricted Payment or Permitted Investment in an amount equal to the fair market value as determined in good faith by the Board of Directors pursuant to Section 4.05 and such amount is thereafter treated as a Restricted Payment or Permitted Investment for the purpose of calculating the amount available in respect of such provisions. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be incurred under Section 4.07 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.09.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, with respect to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

Section 1.02.    Other Definitions.

Term	Defined in Section [1]
“2032 Secured Notes Collateral Agent”	1.01
“2032 Secured Notes Trustee”	1.01
“Accounting Change”	1.01
“Acquired Person”	1.01
“Affiliate Transaction”	4.08
“Agent Members”	2.1(b) (App. A)
“Asset Sale Offer”	4.14(c)
“Asset Sale Offer Purchase Date”	4.14(d)
“Asset Sale Offer Trigger Date”	4.14(c)
“Change of Control Offer”	4.13(a)
“Change of Control Purchase Date”	4.13(b)
“Covenant Defeasance”	8.02
“Covenant Defeasance Option”	8.01(b)
“Directing Holder”	6.01(c)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.14(b)
“Global Note”	2.1(a) (App. A)
“IAI Global Note”	2.1(a) (App. A)
“Incurrence Notice”	4.07(b)(viii)
“LCA Period”	1.01
“Legal Defeasance”	8.02
“Legal Defeasance Option”	8.01(b)
“Make Whole Premium”	3.01(c)
“Noteholder Direction”	6.01(c)
“Notes Collateral Agent”	Preamble
“Paying Agent”	2.03
“Permitted Indebtedness”	4.07(b)
“Position Representation”	6.01(c)
“Refunding Capital Stock”	4.05(b)(ii)
“Registrar”	2.03
“Regulation S Global Note”	2.1(a) (App. A)
“Required Filing Dates”	4.02
“Reversion Date”	4.18(b)
“Rule 144A Global Note”	2.1(a) (App. A)
“Security Document Order”	10.07(h)
“Suspended Covenants”	4.18(a)
“Suspension Period”	4.18(b)
“Treasury Rate”	3.01(c)
“Trustee”	Preamble
“Trustee Expenses”	6.08
“Verification Covenant”	6.01(c)

1 Section reference is to this Indenture, unless marked with “(App. A)” indicating such reference is to Appendix A hereof.

Section 1.03.    Rules of Construction. Unless the context otherwise requires: (1) a term has the meaning assigned to it in this Indenture; (2) an accounting term not otherwise defined herein has the meaning assigned to it under GAAP; (3) “or” is not exclusive; (4) words in the singular include the plural, and in the plural include the singular; (5) provisions apply to successive events and transactions; and (6) unless otherwise specified, any reference to a Section or Article refers to such Section or Article of this Indenture.

For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE NOTES

Section 2.01.    Form and Dating. The (i) Initial Notes and the Trustee’s certificate of authentication therefor and (ii) Additional Notes and the Trustee’s certificate of authentication therefor shall each be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication. Each note shall bear the corporate seal of the Company which shall be attested by the Company’s secretary or an assistant secretary.

The terms and provisions contained in the Notes and the Subsidiary Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.02.    Execution and Authentication. Two Officers of the Company shall sign each Note for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid. Each Subsidiary Guarantor shall execute the Subsidiary Guarantee in the manner set forth in Section 11.04. A Note shall not be valid until authenticated by the manual signature of the Trustee, and the Trustee’s signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A. The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any of its Affiliates.

The Trustee (i) shall authenticate Initial Notes for original issue in the aggregate principal amount of $750,000,000 and (ii) shall authenticate Additional Notes, in each case, as otherwise set forth in Appendix A and, in the case of Additional Notes only, upon receipt of an Officers’ Certificate and an Opinion of Counsel. The Officers’ Certificate shall also specify the amount of Additional Notes to be authenticated and the date on which the Additional Notes are to be authenticated. Upon receipt of a written order of the Company in the form of an Officers’ Certificate, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Company.

Section 2.03.    Registrar; Paying Agent; Depositary. The Company shall maintain an office or agency (the “Registrar”) where Notes may be presented for registration of transfer or for exchange and an office or agency (the “Paying Agent”) where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change the Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company shall notify the Trustee and the Trustee shall notify the Holders of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture and implement the provisions of this Indenture that relate to such Agent.

The Company initially appoints the Trustee as Registrar and Paying Agent. If the Company fails to appoint or maintain a Registrar and/or Paying Agent, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Company initially appoints DTC to act as Depositary with respect to any Global Notes and DTC has initially appointed the Trustee to act as Notes Custodian with respect to any Global Notes.

Section 2.04.    Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money the Paying Agent holds for the redemption or purchase of the Notes or for the payment of principal of, or premium, if any, or interest on, the Notes, and will notify the Trustee of any default by the Company in providing the Paying Agent with sufficient funds to redeem or purchase Notes or make any payment on the Notes as and to the extent required to be redeemed, purchased or paid under the terms of this Indenture. While any such default continues, the Trustee may require the Paying Agent to pay all money it holds to the Trustee. The Company at any time may require the Paying Agent to pay all money it holds to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or any of its Affiliates) shall have no further liability for the money it delivered to the Trustee. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the Holders’ benefit all money it holds as Paying Agent.

Section 2.05.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, semiannually at least fifteen Business Days before each interest payment date and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request, a list in such form and as of such date as the Trustee may reasonably require that sets forth the names and addresses of, and the aggregate principal amount of Notes held by each Holder.

Section 2.06.    Transfer and Exchange. Subject to the provisions of Section 2 of Appendix A, when Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange if its requirements, including, without limitation, compliance with Appendix A, for such transaction are met; provided, however, that any Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Trustee duly executed by the Holder of such Note or by its attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall Issue (and the Subsidiary Guarantors shall execute the Subsidiary Guarantee endorsed thereon), and the Trustee shall authenticate, Notes at the Registrar’s request. The Trustee shall notify the Company of all such registered transfers and exchanges contemporaneously with the occurrence of such transfer or exchange.

Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business 15 days before the day of the delivery of notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer or Asset Sale Offer and not withdrawn.

No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchange pursuant to Section 2.10, 3.07 or 9.04, which the Company shall pay).

Prior to due presentment for registration of transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing on such Note made by anyone other than the Company, the Registrar or any co-registrar) for the purpose of receiving payment of principal of, and premium, if any, and interest on, such Note and for all other purposes, and notice to the contrary shall not affect the Trustee, any Agent or the Company.

Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system (as described in Section 2.1(b) of Appendix A) maintained by the depository (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.

Section 2.07.    Replacement Notes. If any mutilated Note is surrendered to the Trustee, or if the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee shall, upon receipt of a written order signed by two Officers of the Company, authenticate a replacement Note if the Trustee’s requirements are met, and each such replacement Note shall be an additional obligation of the Company. If the Trustee or the Company requires, the Holder must supply an indemnity bond that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for its reasonable expenses in replacing a Note.

Section 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes the Trustee has authenticated except those it has cancelled, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding. If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that a bona fide purchaser holds the replaced Note. If the entire principal of, and premium, if any, and accrued interest on, any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue. Subject to Section 2.09, a Note does not cease to be outstanding because the Company or any Affiliate of the Company holds such Note.

Section 2.09.    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company shall be considered as though they are not outstanding; provided, however, that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that the Company or any Affiliate of the Company offers to purchase or acquires pursuant to an exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company or any Affiliate of the Company until legal title to such Notes passes to the Company or such Affiliate, as the case may be.

Section 2.10.    Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of a written order signed by two Officers of the Company, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11.    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, any co-registrar, the Paying Agent, the Company and its Subsidiaries shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement, payment (including all Notes called for redemption and all Notes accepted for payment pursuant to an Offer) or cancellation, and the Trustee shall cancel all such Notes and shall destroy all cancelled Notes (subject to the record retention requirements of the Exchange Act) and deliver a certificate of their destruction to the Company unless, by written order signed by two Officers of the Company, the Company shall direct that cancelled Notes be returned to it. The Company may not issue new Notes to replace any Notes that have been cancelled by the Trustee or that have been delivered to the Trustee for cancellation. If the Company or any Affiliate of the Company acquires any Notes (other than by redemption pursuant to Section 3.01 or an Offer pursuant to Section 4.13 or 4.14), such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until such Notes are delivered to the Trustee for cancellation.

Section 2.12.    Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to Holders on a subsequent special record date, in each case at the rate provided in the Notes and Section 4.01. The Company shall, with the Trustee’s consent, fix or cause to be fixed each such special record date and payment date. At least 5 days before the special record date, the Company (or, at the request of the Company, the Trustee in the name of, and at the expense of, the Company) shall deliver a notice that states the special record date, the related payment date and the amount of interest to be paid.

Section 2.13.    Record Date. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 2.14.    CUSIP Number. A “CUSIP” number will be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee of any change in the CUSIP number.

Section 2.15.    Additional Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture (including, without limitation, Section 4.07), without the consent of the Holders, create and issue pursuant to this Indenture Additional Notes having terms and conditions set forth in Exhibit A substantially identical to those of other Notes, except that Additional Notes:

(i)    may have a different issue date and/or CUSIP number from other Notes;

(ii)    may have a different amount of interest payable on the first interest payment date after issuance than is payable on other Notes;

(iii)    may have terms specified in the Additional Note Board Resolution or Additional Note Supplemental Indenture for such Additional Notes making appropriate adjustments to this Article II and Exhibit A (and related definitions) applicable to such Additional Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Additional Notes, which are not adverse in any material respect to the Holder of any outstanding Notes (other than such Additional Notes); and

(iv)    may be entitled to liquidated damages not applicable to other outstanding Notes and may not be entitled to such liquidated damages applicable to other outstanding Notes.

Any Additional Notes issued after this offering will be secured by the Collateral, equally and ratably with the Notes.

ARTICLE III

REDEMPTIONS AND OFFERS TO PURCHASE

Section 3.01.    Redemption Provisions.

(a)    Except as set forth below and in Section 3.01(b) and 3.01(c), the Notes are not redeemable at the Company’s option prior to September 15, 2029. On and after such date, the Notes will be subject to redemption at the option of the Company, at any time and from time to time, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to the date fixed for redemption, if redeemed during the twelve-month period beginning on September 15 of the years indicated below.

Year	Percentage
2029	103.750%
2030	101.875%
2031 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to September 15, 2029, the Company may, at its option, use the net proceeds of one or more Equity Issuances at any time and from time to time, to redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued at a redemption price equal to 107.500% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 60% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding immediately after any such redemption.

At any time prior to September 15, 2029, the Company may redeem up to 10% of the aggregate principal amount of the Notes (including Additional Notes, if any) during any calendar year commencing with the calendar year in which the Issue Date occurs (but no more than three times in total) at a redemption price equal to 103.000% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption.

(b)    At any time prior to September 15, 2029, the Notes may be redeemed at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)    In addition, in connection with any Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon notice given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding at a redemption price equal to the price offered to each other Holder in such offer plus accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

“Make Whole Premium” means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at September 15, 2029 (such redemption price being set forth in the table in Section 3.01(a)) plus (2) all required interest payments due on such Note through September 15, 2029, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H. 15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to September 15, 2029; provided, however, that if the period from the redemption date to September 15, 2029 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 15, 2029 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Section 3.02.    Notice to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01(a), Section 3.01(b) or Section 3.01(c), it shall furnish to the Trustee, (i) at least five days (or such shorter period as the Trustee consents to in its sole judgment) but not more than 60 days before notice of a redemption is to be delivered to Holders, an Officers’ Certificate stating that the Company is redeeming Notes pursuant to Section 3.01(a), Section 3.01(b) or Section 3.01(c), as the case may be, the date notice of redemption is to be delivered to Holders, the redemption date, the aggregate principal amount of Notes to be redeemed, the redemption price for such Notes, any calculations pursuant to Section 3.01(a), (b) or (c), the amount of accrued and unpaid interest on such Notes as of the redemption date and, if applicable, the manner in which Notes are to be selected for redemption, in accordance with Section 3.03, if less than all outstanding Notes are to be redeemed. If the Trustee is not the Registrar, the Company shall, concurrently with delivery of its notice to the Trustee of a redemption, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the name of, and the aggregate principal amount of Notes held by each Holder.

If the Company is required to offer to purchase Notes pursuant to Section 4.13 or 4.14, it shall furnish to the Trustee, at least five Business Days (or such shorter period as the Trustee consents to in its sole judgment) before notice of the corresponding Offer is to be delivered to Holders, an Officers’ Certificate setting forth that the Offer is being made pursuant to Section 4.13 or 4.14, as the case may be, the purchase date, the maximum principal amount of Notes the Company is offering to purchase pursuant to such Offer, the purchase price for such Notes, the amount of accrued and unpaid interest on such Notes as of the purchase date and, if applicable, the manner in which Notes are to be selected for purchase, in accordance with Section 3.03, if less than all outstanding Notes are to be purchased.

The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or Offer.

Section 3.03.    Selection of Notes to Be Redeemed or Purchased. If less than all outstanding Notes are to be redeemed or if less than all Notes tendered pursuant to an Offer are to be purchased by the Company, the Trustee, on behalf of the Company, shall select the outstanding Notes to be redeemed or purchased by the Company, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on such an exchange the Trustee, on behalf of the Company, shall select the outstanding Notes to be redeemed or purchased, on a pro rata basis, by lot or by any other method that the Trustee deems fair and appropriate or, in the event the Notes are in global form, as otherwise prescribed by DTC. Notes redeemed or purchased in part shall only be redeemed or purchased in integral multiples of $1,000. If the Company elects to deliver notice of a redemption to Holders, the Trustee shall at least five days prior to the date notice of redemption is to be delivered, (i) select, on behalf of the Company, the Notes to be redeemed from Notes outstanding not previously called for redemption, and (ii) notify the Company of the names of each Holder of Notes selected for redemption, the principal amount of Notes held by each such Holder and the principal amount of such Holder’s Notes that are to be redeemed. If fewer than all Notes tendered pursuant to an Offer are to be purchased, the Trustee shall, on behalf of the Company, select on or prior to the purchase date for such Offer the Notes to be purchased. The Trustee shall select for redemption or purchase Notes or portions of Notes in integral multiples of $1,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or tendered pursuant to an Offer also apply to portions of Notes called for redemption or tendered pursuant to an Offer. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be called for redemption or selected for purchase. The Company shall notify the Trustee of its acceptance for payment of the Notes selected for redemption or purchase.

Section 3.04.    Notice of Redemption.

(a)    At least 10 days but not more than 60 days before the redemption date of the Notes to be redeemed pursuant to this Article III, the Company shall mail by first class mail or, if the Notes are in global form, deliver to DTC through customary procedures, a notice of redemption to each Holder of Notes that are to be redeemed. With respect to any redemption of Notes, the notice shall identify the Notes or portions thereof, if applicable, to be redeemed and shall state: (1) the redemption date; (2) the redemption price for the Notes and the amount of unpaid and accrued interest on such Notes as of the date of redemption; (3) the paragraph of the Notes or section of this Indenture pursuant to which the Notes called for redemption are being redeemed and any conditions to such redemption; (4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued; (5) the name and address of the Paying Agent; (6) that Notes called for redemption, if held in physical form, must be surrendered to the Paying Agent to collect the redemption price for, and any accrued and unpaid interest on, such Notes; (7) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and (8) that no representation is made as to the correctness or accuracy of the CUSIP number listed in such notice and printed on the Notes.

(b)    Notice of any redemption of the Notes may be subject to one or more conditions precedent, including, but not limited to, completion of a transaction (including, without limitation, an Equity Issuance, an incurrence of Indebtedness or a Change of Control Repurchase Event), at the Company’s discretion. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or, for the avoidance of doubt, waived), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or, for the avoidance of doubt, waived) by the redemption date, or by the redemption date as so delayed without requiring an additional advance notice. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(c)    At the Company’s request, the Trustee shall (at the Company’s expense) give the notice of any redemption to Holders; provided, however, that the Company shall deliver to the Trustee, at least 15 days prior to the date of any optional redemption and at least 5 days prior to the date that notice of such redemption is to be delivered to Holders (or, in either case, such shorter period as the Trustee consents to in its sole judgment) an Officers’ Certificate that (i) requests the Trustee to give notice of the redemption to Holders, (ii) sets forth the information to be provided to Holders in the notice of redemption, in accordance with Section 3.04(a) and 3.04(b), and (iii) sets forth the aggregate principal amount of Notes to be redeemed and the amount of accrued and unpaid interest thereon as of the redemption date. If the Trustee is not a Registrar, the Company shall, concurrently with any such request, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the name of, the address of, and the aggregate principal amount of Notes held by, each Holder; provided further that any such Officers’ Certificate may be delivered to the Trustee on a date later than permitted under this Section 3.04(c) if such later date is acceptable to the Trustee.

Section 3.05.    Effect of Notice of Redemption. Except if such redemption would violate the terms of any Senior Credit Facilities and subject to Section 3.04(b), once notice of redemption is delivered, Notes called for redemption become due and payable on the redemption date at the price set forth in the Note.

Section 3.06.    Deposit of Redemption Price.

(a)    On or prior to any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall return to the Company, no later than five days after any redemption date, any money (including accrued interest) that exceeds the amount necessary to pay the redemption price of, and accrued interest on, all Notes redeemed.

(b)    If the Company complies with Section 3.06(a), interest on the Notes to be redeemed will cease to accrue on such Notes on the applicable redemption date, whether or not such Notes are presented for payment. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business of such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with Section 3.06(a), to the extent lawful, the Company shall pay interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on the overdue principal, premium, if any, and interest from the redemption date until such principal, premium and interest are paid, at a rate equal to 1% per annum in excess of the then applicable interest rate on the Notes compounded semi-annually as provided in the Notes and Section 4.01.

Section 3.07.    Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the Company’s expense a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE IV

 COVENANTS

Section 4.01.    Payment of Principal, Premium, and Interest. The Company shall pay the principal of, and premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Holders must surrender their Notes, if held in physical form, to the Paying Agent to collect principal payments. Principal, premium, or interest shall be considered paid on the date due if, by 11 a.m. Eastern Standard Time on such date, the Company has deposited with the Paying Agent money in immediately available funds designated for and sufficient to pay such principal, premium or interest. The Paying Agent shall return to the Company, no later than five days following the date of payment, any money (including accrued interest) that exceeds the amount then due and payable on the Notes.

The Company shall pay interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on overdue principal, premium and interest (without regard to any applicable grace period) at a rate equal to 1% per annum in excess of the then applicable interest rate on the Notes, compounded semiannually.

Payments of the principal of, premium (if any) and interest on any Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

Section 4.02.    Reports. Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file with the Commission, so long as any Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. The Company will also, in the event the filing of such documents by the Company with the Commission is not permitted by the Commission (i) within 15 days of each Required Filing Date, (a) deliver to all Holders of Notes, as their names and addresses appear in the Note register, without cost to such Holders and (b) file with the Trustee copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any good faith prospective Holder. In addition, the Company will file with the Commission and with the Trustee, in accordance with rules and regulations prescribed by the Commission, such additional information, documents and reports with respect to compliance with the conditions and covenants provided for herein as may be required by such rules and regulations. Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements under this Section 4.02 for purposes of clause (iii) under Section 6.01(a) until 90 days after the date any report hereunder is required to be filed with the Commission (or otherwise delivered to Holders and the Trustee as required pursuant to this Section 4.02). In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company shall furnish to Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company may satisfy its obligations under this Section 4.02 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

Notwithstanding the foregoing, if the Company or any Parent Entity of the Company has furnished the Holders of Notes or filed with the Commission the reports described in this Section 4.02 with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 4.02.

Section 4.03.    Compliance Certificate. The Company shall deliver to the Trustee, within 135 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the Notes, (ii) such review was supervised by the Officers of the Company signing such certificate and (iii) that to the knowledge of each Officer signing such certificate, (a) the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default occurred and is continuing, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (b) no event has occurred and remains in existence by reason of which payments on account of the principal of, or premium, if any, or interest on, the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided hereunder.

The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, by the date that is the later of (i) 30 days after the occurrence of any Default or Event of Default and (ii) within 10 days after any Officer of the Company becomes aware of such Default which has not been cured or Event of Default which is continuing, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

The Company shall deliver to the Trustee such other information or documents reasonably requested by the Trustee in connection with the compliance by the Trustee or the Company with this Indenture.

Section 4.04.    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that might affect the covenants or the performance of its obligations under this Indenture and the Notes; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee pursuant to this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05.    Limitation on Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (including by operation of or as a result of an LLC Division), unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined by the Board of Directors in good faith, whose determination shall be conclusive and evidenced by a board resolution), (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the provisions of Section 4.07(a) and (iii) the aggregate amount of all Restricted Payments made after June 30, 2020 shall not exceed the sum of (without duplication) (a) $2,000,000,000, (b) an amount equal to the Company’s Cumulative Operating Cash Flow less 1.4 times the Company’s Cumulative Consolidated Interest Expense, (c) the aggregate amount of all net proceeds (including the fair market value, as determined in good faith by the Company, of property other than cash) received after June 30, 2020 by the Company from (x) the issuance and sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Subsidiary of the Company pursuant to clause (ii) of Section 4.05(b) or (y) Indebtedness of the Company issued since June 30, 2020, (other than to Subsidiaries) that have been converted into Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock), (d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after June 30, 2020, 100% of the fair market value of such Subsidiary as of the date of such redesignation, (e) the aggregate amount returned in cash or Cash Equivalents with respect of Investments (other than Permitted Investments) made after June 30, 2020, whether through interest payments, principal payments, dividends, return of capital or other distributions and (f) in the case of the disposition or repayment of any Investment for cash (in whole or in part), which Investment constituted a Restricted Payment made after June 30, 2020, an amount equal to the return of capital (to the extent of cash received) with respect to such Investment, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Restricted Subsidiary in respect of such disposition.

Notwithstanding the foregoing, in addition to (and without limitation of) the limitations set forth above, use of clause (iii) above shall be limited to (A) $25,000,000 in any fiscal year if, at the time of and immediately after giving effect to the proposed Restricted Payment, the First Lien Leverage Ratio is greater than or equal to 5.00 to 1.00, (B) $60,000,000 in any fiscal year if, at the time of and immediately after giving effect to the proposed Restricted Payment, the First Lien Leverage Ratio is greater than or equal to 4.50 to 1.00, (C) $150,000,000 in any fiscal year if, at the time of and immediately after giving effect to the proposed Restricted Payment, the First Lien Leverage Ratio is greater than or equal to 4.00 to 1.00, and (D) the Carryover Amount (which shall be deemed to be used first in the event of any utilization of clause (iii) set forth above at a time when the First Lien Leverage Ratio is greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00) plus $150,000,000 in any fiscal year if, at the time of and immediately after giving effect to the proposed Restricted Payment, the First Lien Leverage Ratio is greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00.

(b)    The provisions of Section 4.05(a) will not prohibit the following actions:

(i)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under this Indenture;

(ii)    the redemption, repurchase, retirement, defeasance or other acquisition of any Capital Stock or any Indebtedness of the Company in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Company), within six months prior to the consummation of such redemption, repurchase, retirement, defeasance or other such acquisition of any Capital Stock or Indebtedness of the Company, of Capital Stock of the Company (other than any Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”);

(iii)    the repurchase, redemption or other repayment of any Subordinated Indebtedness of the Company or a Subsidiary Guarantor in exchange for, by conversion into or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Subordinated Indebtedness of the Company or such Subsidiary Guarantor with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Subordinated Indebtedness repurchased, redeemed or repaid;

(iv)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in the case of Disqualified Stock, is permitted to be incurred pursuant to Section 4.07;

(v)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary;

(a)    from Excess Proceeds to the extent permitted under Section 4.14, but only if the Company shall have first complied with Section 4.14 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)    to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control Repurchase Event (or other similar event described as a “change of control”), but only if the Company shall have first complied with Section 4.13 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)    consisting of Acquired Debt (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(vi)    Restricted Investments received as consideration in connection with an Asset Sale (or a transaction which would qualify as an Asset Sale, but for the various exceptions set forth in the definition thereof) made in compliance with this Indenture;

(vii)    the making of a Restricted Investment out of the proceeds of the sale (other than to a Subsidiary of the Company) within one year prior to the making of such Restricted Investment of Capital Stock of the Company (other than any Disqualified Stock or Designated Preferred Stock);

(viii)    the payment of any dividend or distribution by a Subsidiary that is a Qualified Joint Venture to the holders of its Capital Stock on a pro rata basis;

(ix)    the repurchase, redemption or other acquisition or retirement for value or forfeiture of any Capital Stock of the Company or any Parent Entity to effect the repurchase, redemption, acquisition or retirement of Capital Stock that is held by any member or former member of the Company’s (or any Parent Entity’s or Subsidiary’s) management, or by any of its respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed the sum of (i) $200.0 million and (ii) $40.0 million in any calendar year (with the aggregate unused amounts in any calendar year being available to be so utilized in succeeding calendar years) provided further, that such amount in any calendar year may be increased by an amount not to exceed;

(a)    the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of the preceding paragraph; plus

(b)    the net cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(c)    the amount of any Restricted Payments made in previous calendar years pursuant to Section 4.05(b)(ix)(a) and 4.05(b)(ix)(b);

and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of the Company, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.05 or any other provision of this Indenture;

(x)    after creation of a Parent Entity, dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(a)    the amounts required for any Parent Entity to pay any Parent Entity Expenses;

(b)    Permitted Tax Distributions; or

(c)    amounts constituting or to be used for purposes of making payments to the extent specified in Section 4.08(b)(i) and 4.08(b)(v);

(xi)    [reserved];

(xii)    payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.05 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(xiii)    (i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 4.07(a);

(xiv)    [reserved];

(xv)    the repurchase of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities or that are surrendered in connection with satisfying any income tax withholding obligation related to any such exercise or vesting of any equity award, and the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Company or arising out of stock dividends, splits or combinations or business combinations;

(xvi)    payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger, or transfer of assets that complies with the provision of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(xvii)    mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment;

(xviii)    distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(xix)    Restricted Payments consisting of (i) dividends or distributions on the common or Preferred Stock of the Company or (ii) repurchases of common or Preferred Stock of the Company, not to exceed an amount in any calendar year equal to $90.0 million (with up to $30.0 million of the aggregate unused amounts in any calendar year being available to be so utilized in the next succeeding calendar year);

(xx)    (A) Restricted Payments (for the avoidance of doubt, made pursuant to this clause (A)) not to exceed the greater of (x) $220.0 million in the aggregate and (y) 2.0% of the Consolidated Total Assets calculated at the time of such Restricted Payment and (B) provided that no Default or Event of Default has occurred and is continuing (or would result therefrom), any Restricted Payments, so long as (for the avoidance of doubt, made pursuant to this clause (B)), after giving pro forma effect to the payment of any such Restricted Payment, the Debt to Operating Cash Flow Ratio shall be no greater than 3.75 to 1.00; and

(xxi)    Restricted Payments consisting of redemptions of Preferred Stock of the Company, so long as (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment and (ii) the Debt to Operating Cash Flow Ratio (calculated on a pro forma basis after giving effect to such payment and any Indebtedness incurred in connection therewith) is less than or equal to 4.25 to 1.00.

(c)    In computing the amount of Restricted Payments for purposes of clause (iii) of Section 4.05(a), Restricted Payments made under clauses (i) and (vii) of Section 4.05(b) shall be included and Restricted Payments made under the other clauses of the preceding paragraph shall not be included.

(d)    For the avoidance of doubt, for purposes of determining compliance with this Section 4.05, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payment permitted pursuant to Section 4.05(b)(i) through (xxi) above or clauses (i) through (xxi) of the definition of “Permitted Investments”, the Company shall, in its sole discretion, be permitted to classify such Restricted Payment among such baskets and may from time to time reclassify such Restricted Payment among such baskets; provided that, no Restricted Payment incurred pursuant to Section 4.05(b)(i) through (xx) above or clauses (i) through (xx) of the definition of “Permitted Investments” may be reclassified, in whole or in part, as being incurred under Sections 4.05(a)(iii), 4.05(b)(xx)(B) and/or 4.05(b)(xxi) and/or clause (xxi) of the definition of “Permitted Investments.”

Section 4.06.    [Reserved].

Section 4.07.    Limitation on Incurrence of Indebtedness.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for (“incur”) any Indebtedness (including Acquired Debt) if, immediately after giving pro forma effect to such incurrence and the application of the proceeds thereof, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries is more than 7.00 to 1.0, provided that Non-Guarantors may not incur Indebtedness under this Section 4.07(a) if, after giving pro forma effect to such incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $220.0 million and (b) 2.0% of Consolidated Total Assets of Indebtedness of such Non-Guarantors would be outstanding pursuant to this Section 4.07(a) at such time.

(b)    Section 4.07(a) will not apply to the incurrence of any of the following (collectively, “Permitted Indebtedness”):

(i)    Indebtedness of the Company and the Subsidiary Guarantors incurred under Senior Credit Facilities, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed (a) $400,000,000 plus (b) the greater of (x) the aggregate principal amount of Indebtedness outstanding under the Senior Credit Agreement on the Issue Date (assuming, in the case of any revolving credit facility thereunder, that such facility is fully drawn) and (y) an amount equal to Operating Cash Flow of the Company and its Restricted Subsidiaries for the most recent Test Period divided by two (2), determined on a pro forma basis with the pro forma adjustments set forth in clause (ii) of the definition of “Debt to Operating Cash Flow Ratio” and as determined in good faith by the Company, times 3.50 plus (c) in the case of any Refinancing Indebtedness incurred under this clause (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness;

(ii)    Indebtedness of the Company represented by (a) the Notes issued on the Issue Date, (b) the 2031 Notes outstanding on the Issue Date, (c) the 2030 Notes outstanding on the Issue Date, (d) the 2032 Secured Notes outstanding on the Issue Date, (e) the 2029 Secured Notes outstanding on the Issue Date, (f) the 2033 Secured Notes outstanding on the Issue Date and (g) Indebtedness of any subsidiary guarantor represented by a subsidiary guarantee in respect thereof or in respect of Additional Notes incurred in accordance with this Indenture;

(iii)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(iv)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)    if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to or held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and

(b)    (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any transfer or other disposition of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iv);

(v)    Indebtedness of the Company consisting of guarantees of Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary consisting of guarantees of any Indebtedness of the Company or another Restricted Subsidiary, which Indebtedness of the Company or another Restricted Subsidiary has been incurred in accordance with the provisions of this Indenture;

(vi)    Hedging Obligations (not for speculative purposes);

(vii)    Permitted Purchase Money Indebtedness, Capital Lease Obligations, sale and leaseback transactions and mortgage financings so long as the aggregate amount of all such Permitted Purchase Money Indebtedness, Capital Lease Obligations and mortgage financings together with any Refinancing Indebtedness in respect thereof does not exceed the greater of $250.0 million and 2.25% of Consolidated Total Assets calculated at the time of incurrence at any one time outstanding;

(viii)    Acquisition Debt of the Company or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from the Company to the Trustee (an “Incurrence Notice”) within 30 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or such Restricted Subsidiary, which notice shall be executed on the Company’s behalf by the chief financial officer of the Company in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, the Company or such Restricted Subsidiary could have incurred such Acquisition Debt under this Indenture as of the date upon which the Company delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);

(ix)    Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiaries or merged with or into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness, together with any Refinancing Indebtedness in respect thereof, is in an aggregate amount not to exceed (i) the greater of $250.0 million and 2.25% of Consolidated Total Assets at any time outstanding plus (ii) unlimited additional Indebtedness if after giving pro forma effect to such acquisition, merger or consolidation and incurrence of Indebtedness (for the avoidance of doubt, initially classified as incurred under either clause (i) or (ii) when incurred), either:

(a)    the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Operating Cash Flow Ratio test set forth in the first paragraph of this covenant (measured at the time of entry into definitive documentation);

(b)    the Debt to Operating Cash Flow Ratio of the Company and the Restricted Subsidiaries (measured at the time of entry into definitive documentation) would not be greater than immediately prior to such acquisition, merger or consolidation; or

(c)    such Indebtedness is Acquired Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof (provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such Person becoming a Restricted Subsidiary, on the date of consummation of such acquisition, merger, consolidation or other combination);

(x)    Refinancing Indebtedness in respect of Indebtedness permitted by the first paragraph of this covenant, clause (ii) above, clause (iii) above, clause (vii) above, clause (viii) above, clause (ix) above, this clause (x) or clauses (xi), (xvi), (xix), (xxi) or (xxii) below;

(xi)    Indebtedness of the Company or any Subsidiary Guarantor existing on the Issue Date;

(xii)    Indebtedness consisting of customary indemnification, obligations in respect of earn-outs, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets;

(xiii)    Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 60 days following such drawing or incurrence;

(xiv)    Indebtedness under performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xv)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

(xvi)    Indebtedness of Non-Guarantors, together with any Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed the greater of (a) $50.0 million and (b) 0.50% of Consolidated Total Assets at any time outstanding;

(xvii)         Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries or arising under any Receivables Facility;

(xviii)          Indebtedness of the Company or a Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease or discharge the Notes under Article VIII or otherwise prepay the Notes;

(xix)          Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company, in each case, subsequent to the Issue Date; provided, however, that (a) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (b) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(xx)    unsecured Indebtedness of the Company owing to any then existing or former director, officer or employee of the Company or any of its Restricted Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock held by them that would have otherwise been permitted under Section 4.05;

(xxi)    Indebtedness of the Company and its Restricted Subsidiaries in addition to that described in clauses (i) through (xx) above, and (xxii) below, and any renewals, extensions, substitutions, refundings, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xxi), together with any Refinancing Indebtedness in respect thereof, does not exceed the greater of $250.0 million and 2.25% of Consolidated Total Assets calculated at the time of incurrence at any one time outstanding; and

(xxii)    Indebtedness in respect of Tax Advantaged Transactions; provided that the aggregate amount of such Indebtedness, together with any Refinancing Indebtedness in respect thereof, together with the aggregate amount of Investments made in connection with Tax Advantaged Transactions pursuant to clause (xx) of “Permitted Investments” shall not exceed an aggregate amount equal to the greater of $550.0 million and 5.0% of Consolidated Total Assets.

(c)    For purposes of determining compliance with this covenant:

(i)    in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses (i) through (xxii) above, the Company shall, in its sole discretion, be permitted to classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such items of Indebtedness in any manner that would comply with this covenant at the time of such reclassification; for the avoidance of doubt, any incurrence of Indebtedness may, if applicable, be classified or reclassified in part as being incurred under Section 4.07(a) and in part under one or more categories of Permitted Indebtedness;

(ii)    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(iii)    in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses;

(iv)    accrual of interest (including interest paid-in-kind) and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; and

(v)    the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

(d)    Notwithstanding any other provision of this covenant: (i) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies; and (ii) Indebtedness incurred pursuant to the Senior Credit Agreement prior to or on the Issue Date shall be treated as initially incurred pursuant to Section 4.07(b)(i)(b).

Section 4.08.    Limitation on Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company or any Restricted Subsidiary (an “Affiliate Transaction”), unless (i) such transaction or series of related transactions is on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than would reasonably be expected to be available in a comparable transaction in arm’s-length dealings with an unrelated third party, and (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $50.0 million, the Company delivers an Officers’ Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by (x) a majority of the members of the Board of Directors or (y) a majority of the Disinterested Directors (or, in the event there is only one Disinterested Director, by such Disinterested Director).

(b)    Notwithstanding the foregoing, this provision will not apply to (i) employment agreements or compensation or employee benefit arrangements or indemnification agreements or similar arrangements with any officer, director or employee of the Company (including benefits thereunder), (ii) any transaction entered into by or among the Company or any Restricted Subsidiary and one or more Restricted Subsidiaries, (iii) transactions pursuant to agreements existing on the Issue Date and any amendment to or extensions or replacements thereof on terms not materially less favorable to the Company, (iv) Restricted Payments and Permitted Investments, (v) issuances of equity of the Company, (vi)  transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of the preceding paragraph, (vii) payments by the Company (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements among the Company (and any such Parent Entity) and its Restricted Subsidiaries to the extent constituting Permitted Tax Distributions, (viii) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation, (ix) transactions entered into by a Restricted Subsidiary with an Affiliate prior to the day such Restricted Subsidiary is designated as a Restricted Subsidiary (so long as such transaction was not entered into in contemplation of such redesignation) and (x) any transaction or series of related transactions involving aggregate payments of $25.0 million or less.

Section 4.09.    Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom without, in the case of any Lien on any asset or property that is not Collateral, securing the Notes and all other amounts due under this Indenture (for so long as such Lien exists) equally and ratably with (or prior to) the obligations or liability secured by such Lien.

Section 4.10.    [Reserved].

Section 4.11.    Limitation on Dividends and Other Payment Restrictions Affecting Non-Guarantor Restricted Subsidiaries. The Company will not, and will not permit any of its Non-Guarantor Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Non-Guarantor Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary of the Company on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (ii) make loans or advances to the Company or any other Restricted Subsidiary of the Company, or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing on the Issue Date or otherwise existing under or by reason of (a) the Senior Credit Agreement, and any amendments, restatements, renewals, replacements or refinancings thereof, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock (i) in effect on the Issue Date or (ii) of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition); provided that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (d) customary non-assignment provisions in leases entered into in the ordinary course of business, (e) purchase money Indebtedness or Capital Lease Obligations that only impose restrictions on the property so acquired (and proceeds generated therefrom), (f) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under Section 4.14; and provided, further, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 365 days after such execution and delivery, (g) customary provisions in leases, licenses, shareholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments, (h) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under an agreement entered into in the ordinary course of business or consistent with past practices, (i) any encumbrance or restriction pursuant to Hedging Obligations, (j) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 4.07 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries, (k) any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be incurred pursuant to Section 4.07 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Senior Credit Agreement existing on the Issue Date, together with the security documents associated therewith as in effect on the Issue Date or (ii) either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument), (l) any encumbrance or restriction existing by reason of any lien permitted under Section 4.09, (m) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility; (n) Refinancing Indebtedness permitted under this Indenture; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing and (o) this Indenture, the Notes Security Documents and the Intercreditor Agreements.

Section 4.12.    [Reserved].

Section 4.13.    Change of Control.

(a)    In the event of a Change of Control Repurchase Event, the Company will make an offer to purchase all of the then outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase, in accordance with the terms prescribed below (a “Change of Control Offer”).

(b)    Within 30 days after any Change of Control Repurchase Event, the Company shall deliver to each Holder of Notes at such Holder’s registered address or, if the Notes are in global form, delivered to DTC through customary procedures, a notice stating: (i) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 10 days or later than 60 days from the date such notice is delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Repurchase Event as provided in Article III in which event such date of purchase need not be made within such 60 day period, (ii) the amount of accrued and unpaid interest as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Purchase Date, (v) that Holders electing to tender any Note or portion thereof will be required to surrender their Note, with a form entitled “Option of Holder to Elect Purchase” completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Purchase Date; provided that Holders electing to tender only a portion of any Note must tender a principal amount of $1,000 or integral multiples thereof; (vi) that Holders will be entitled to withdraw their election to tender Notes if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are accepted for payment in part will be issued new Notes equal in principal amount to the unpurchased portion of Notes surrendered; provided that only Notes in a principal amount of $1,000 or integral multiples thereof will be accepted for payment in part.

(c)    On the Change of Control Purchase Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Change of Control Purchase Date, and (iii) deliver or cause to be delivered to the Trustee for cancellation all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly deliver to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon to the Change of Control Purchase Date, and the Trustee shall promptly authenticate and deliver to such Holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part for any reason consistent with this Indenture shall be promptly returned to the Holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Change of Control Offer to Holders of the Notes on or as soon as practicable after the Change of Control Purchase Date.

(d)    The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer.

(e)    The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Article III, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, contingent upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Section 4.14.    Limitation on Asset Sales.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (including by operation of or as a result of an LLC Division) unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (determined by the Company in good faith, as of the date the Company enters into a definitive agreement relating to such Asset Sale) of the assets or other property sold or disposed of in the Asset Sale and (ii) except (x) in the case of a Permitted Asset Swap or (y) if such Asset Sale has a purchase price of less than the greater of $220.0 million and 2.0% of Consolidated Total Assets, at least 75% of such consideration is in the form of cash or Cash Equivalents or assets used or useful in the business of the Company; provided that for purposes of this covenant “cash” shall include (A) the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee in connection with such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities and (B) any Designated Noncash Consideration having an aggregate fair market value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed the greater of $330.0 million and 3.0% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding clause (ii) above, (a) all or a portion of the consideration in connection with any such Asset Sale may consist of all or substantially all of the assets or a majority of the Voting Stock of an existing television business, franchise or Station (whether existing as a separate entity, subsidiary, division, unit or otherwise) or any related business used or useful in the Company’s business and (b) the Company may, and may permit its Subsidiaries to, issue shares of Capital Stock in a Qualified Joint Venture to a Qualified Joint Venture Partner without regard to clause (ii) above; provided that, in the case of any of clause (a) or (b) of this sentence after giving effect to any such Asset Sale and related acquisition of assets or Voting Stock, (x) no Default or Event of Default shall have occurred or be continuing; and (y) the Net Proceeds of any such Asset Sale, if any, are applied in accordance with this Section 4.14.

(b)    Within 365 days after any Asset Sale (or such shorter period as the Company in its sole election may determine), the Company may elect to apply or cause to be applied an amount equal to the Net Proceeds from such Asset Sale to (i) repay either (A) Credit Agreement Obligations, (B) 2029 Secured Notes Obligations, (C) 2033 Secured Notes Obligations or (D) other First Lien Obligations (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly permanently reduce commitments with respect thereto); provided that in the case of any repayment pursuant to this clause (b), the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase a pro rata (together with any First Lien Obligations repaid pursuant to this clause (b)) principal amount of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repayment, (ii) make an investment in, or acquire assets related to or otherwise useful in the business of the Company and its Subsidiaries existing on the Issue Date and/or (iii) to make capital expenditures in or that are used or useful in the business or to make capital expenditures for maintenance, repair or improvement of existing assets in accordance with the terms of this Indenture. Any Net Proceeds from an Asset Sale not applied or invested as provided in clauses (i) through (iii) within 365 days (or such shorter period as the Company in its sole election may determine) of such Asset Sale will be deemed to constitute “Excess Proceeds” on the 366th day after such Asset Sale (or, for the avoidance of doubt, on the day after such shorter application or investment period as the Company in its sole election may determine); provided that in the case of clauses (ii) and (iii) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided, further, that if such commitment is later terminated or cancelled prior to the application of such Net Proceeds or such Net Proceeds are not so applied within such 180-day period, then such Net Proceeds shall constitute Excess Proceeds.

(c)    In no event later than 20 Business Days after any date (an “Asset Sale Offer Trigger Date”) that the aggregate amount of Excess Proceeds exceeds $75.0 million (or such lesser amount as the Company shall determine), the Company shall commence an offer to purchase to all Holders of Notes (an “Asset Sale Offer”) at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and to all holders of other First Lien Obligations containing provisions similar to those set forth in this Indenture with respect to asset sales, in each case, equal to the Excess Proceeds. If the aggregate principal amount of Notes and other First Lien Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company or its agent shall select the other First Lien Obligations to be purchased on a pro rata basis, by lot or such method as the Trustee shall deem fair and appropriate or, in the event the Notes are in global form, as prescribed by DTC. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes and such amount shall no longer constitute “Excess Proceeds.”

(d)    In connection with an Asset Sale Offer, the Company shall deliver to each Holder of Notes at such Holder’s registered address or, if the Notes are in global form, delivered to DTC through customary procedures, a notice stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (and identifying other Indebtedness, if any, that is entitled to participate pro rata in the Asset Sale Offer), at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Asset Sale Offer Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is delivered, (ii) the amount of accrued and unpaid interest as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with this Indenture, to be followed by a Holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance and (vi) such other information as may be required by this Indenture and applicable laws and regulations.

(e)    On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Asset Sale Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with this Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (or otherwise in accordance with the procedures of DTC if the Notes are represented by Global Notes); provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly deliver to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and deliver to such Holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to Holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date.

(f)    The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Asset Sale Offer provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale Offer provisions of this Indenture by virtue of such compliance.

Section 4.15.    Future Subsidiary Guarantors.

(a)    The Company shall cause each Restricted Subsidiary of the Company (other than any Foreign Subsidiary or any Securitization Subsidiary) formed (including by operation of or as a result of an LLC Division) or acquired after the date of this Indenture that directly or indirectly assumes, becomes a borrower under, guarantees or in any other manner becomes liable with respect to any Indebtedness of the Company under the Senior Credit Agreement within 30 days after such obligation arises to issue a Subsidiary Guarantee and execute and deliver a supplemental indenture to this Indenture substantially in the form of Exhibit B hereto and pursuant to which such Restricted Subsidiary thereby becomes a Subsidiary Guarantor which shall be bound by the guarantee of the Notes in the form set forth in this Indenture and execute and deliver joinders to the Notes Security Documents or new Notes Security Documents together with any other filings and amendments required by the Notes Security Documents to create or perfect the security interests for the benefit of the holders of the Notes in the Collateral of such Restricted Subsidiary; provided that the foregoing shall not apply if Acquired Debt incurred under Section 4.07(b)(ix)(c) shall prohibit such Subsidiary Guarantee, but only for so long as such Acquired Debt prohibits such Subsidiary Guarantee.

Section 4.16.    Limitation on Creation of Unrestricted Subsidiaries. The Company may designate any Subsidiary to be an Unrestricted Subsidiary after the Issue Date; provided that the Company could make a Restricted Payment or Permitted Investment in an amount equal to the fair market value as determined in good faith by the Board of Directors pursuant to Section 4.05 and such amount is thereafter treated as a Restricted Payment or Permitted Investment for the purpose of calculating the amount available under Section 4.05.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be incurred under Section 4.07 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.09.

Notwithstanding the foregoing, in no event shall the Company or any other Restricted Subsidiary subsequently sell, transfer or otherwise dispose of any Material Intellectual Property, Material FCC License or any other assets owned by the Company or any other Restricted Subsidiary that is material to the business operations, assets, financial condition or prospects of the Company and the Restricted Subsidiaries, taken as a whole (in each case, whether pursuant to a sale, lease, license, transfer, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to any Unrestricted Subsidiary; provided that in no event shall this sentence prohibit the Company or any Restricted Subsidiary from (i) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited by this Indenture or (ii) entering into non-exclusive licensing arrangements.

Notwithstanding anything to the contrary herein, the Company (i) will not permit any of its Unrestricted Subsidiaries to make any dividend or other distribution declared or paid on any Capital Stock of such Unrestricted Subsidiary on a greater than pro rata basis to any holder of the Capital Stock of such Unrestricted Subsidiary (other than to the extent any of the Company or a Restricted Subsidiary receive a greater than pro rata share of such dividend or other distribution) and (ii) shall cause its Unrestricted Subsidiaries (other than the Receivables SPV) to dividend or otherwise distribute, at such times as may be determined in good faith by the Company, to the Company or any Restricted Subsidiary (and, if applicable, to any other holders of the Capital Stock of such Unrestricted Subsidiaries on a not greater than pro rata basis) any cash or Cash Equivalents (whether generated from operations, asset sales or otherwise) of such Unrestricted Subsidiaries, taken as a whole, that are not, in the good faith determination of the Company, reasonably necessary for bona fide business purposes of such Unrestricted Subsidiaries, taken as a whole.

Section 4.17.    Further Assurances. The Company will, and will cause each of its existing and future Restricted Subsidiaries to, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments and do or cause to be done such further acts as may be necessary and proper to:

(i)    Effectuate the purposes of this Indenture; and

(ii)    Ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee and the Notes Collateral Agent under any other instrument executed in connection therewith.

Section 4.18.    Suspension of Covenants.

(a)    During any period of time that (i) the Notes have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and the Restricted Subsidiaries shall not be subject to Section 4.05 hereof, Section 4.07 hereof, Section 4.08 hereof, Section 4.11 hereof, Section 4.14 hereof, Section 4.15 hereof and clause (iv)(a) of Section 5.01 hereof (collectively, the “Suspended Covenants”).

(b)    If at any time the Notes thereafter cease to have Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries, shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date, if any, is referred to as the “Suspension Period”.

(c)    On the Reversion Date, if any, all Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.07(b)(xi) and the amount of Excess Proceeds from Asset Sales shall be reset at zero. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.05 will be made as though the covenants described under Section 4.05 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments and Permitted Investments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.05 or reduce amounts available to be made as Permitted Investments. In addition, any obligation to grant additional Guarantees of the Notes shall be suspended during the Suspension Period. All such further obligations to grant additional Guarantees of the Notes shall be reinstated upon the Reversion Date.

Section 4.19.    After Acquired Assets. Upon the acquisition by the Company or any Subsidiary Guarantor after the Issue Date of any assets (other than Excluded Assets), the Company or such Subsidiary Guarantor shall execute and deliver with regard to any after-acquired property that qualifies as Collateral, as are required under (and within the time frames set forth in) this Indenture or the Notes Security Documents and subject to the Intercreditor Agreements, any information, documentation, financing statements or other certificates as may be necessary to vest in the Notes Collateral Agent for the Holders of the Notes a perfected security interest, with the priority required by this Indenture and the Notes Security Documents, subject only to Permitted Liens and certain other exceptions set forth in this Indenture and the Notes Security Documents relating to the Notes, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Notes Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. If the Company or any Subsidiary Guarantor creates or perfects any additional security interest upon any property or assets to secure any First Lien Obligations, it must concurrently grant and perfect a security interest upon such property as security for the Notes. The Company and each Subsidiary Guarantor will also deliver security documents granting a lien in favor of the Notes Collateral Agent on the Equity Interests of first tier Foreign Subsidiaries to the extent the same has been delivered to the Credit Agreement Agent pursuant to the terms of the Senior Credit Agreement on substantially the same terms and with the same priority (subject to applicable local law and the Intercreditor Agreements) (i) with respect to any such security documents entered into prior to the Issue Date, on the Issue Date or within 120 days thereafter and (ii) with respect to any such security documents entered into after the Issue Date, on the date the same has been delivered to the Credit Agreement Agent.

ARTICLE V

SUCCESSORS

Section 5.01.    Merger, Consolidation and Sale of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the Surviving Person), or, directly or indirectly through one or more Restricted Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, for the avoidance of doubt including by way of an LLC Division, to another Person or Persons unless (i) the Surviving Person is a corporation or limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under this Indenture and the Notes pursuant to a supplemental indenture and the Notes Security Documents by joinder, in each case in a form reasonably satisfactory to the Trustee and the Notes Collateral Agent, as applicable; (iii) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) except in connection with a transaction solely in connection with the creation of a Parent Entity, at the time of such transaction and after giving pro forma effect thereto (other than a merger with a wholly-owned Subsidiary or for purposes of reincorporating into another state), the Surviving Person would (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.07(a) or (b) have a Debt to Operating Cash Flow Ratio immediately after the transaction that is no greater than the Company’s Debt to Operating Cash Flow Ratio immediately prior to the transaction and (v) to the extent any assets of the Person which is consolidated or merged with or into the surviving Person are assets of the type which would constitute Collateral under the Notes Security Documents, the surviving Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Security Documents in the manner and to the extent required in this Indenture or any of the Notes Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Security Documents; and (vi) the Collateral owned by or transferred to the surviving Person shall: (a) continue to constitute Collateral under this Indenture and the Notes Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.

Section 5.02.    Surviving Person Substituted. In the event of any transaction (other than a lease of all or substantially all assets) described in and complying with the conditions listed in Section 5.01 in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture and the Notes Security Documents pursuant to a joinder, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations under this Indenture and the Notes, provided that solely for the purpose of calculating amounts described in clause (iii) of Section 4.05(a), any such Surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction (and the Company (before giving effect to such transaction) shall be deemed to be the “Company” for such purposes for all prior periods).

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01.    Events of Default.

(a)    Each of the following constitutes an “Event of Default”:

(i)    default for 30 days in the payment when due of interest on any Note;

(ii)    a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;

(iii)    failure to perform or comply with any covenant, agreement or warranty in this Indenture (other than the defaults specified in clauses (i) and (ii) above) which failure continues for 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes;

(iv)    the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $150.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

(v)    except as permitted by this Indenture, any Subsidiary Guarantee of a Subsidiary Guarantor that constitutes a Significant Subsidiary or a group of Subsidiary Guarantors that together constitute a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect, and enforceable in accordance with its terms;

(vi)    one or more final judgments, orders or decrees for the payment of money in excess of $150.0 million, either individually or in the aggregate, other than any final judgments covered by insurance policies issued by, reputable and creditworthy companies (to the extent the insurer has been notified and has not denied coverage), shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed within a period of 60 days after their entry, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vii)    there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 days;

(viii)    (a) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary (x) consents to the filing of such petition or the appointment of or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary takes any corporate action in furtherance of any such actions in this clause (viii); or

(ix)    so long as the Notes Security Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole of the Company or any Subsidiary Guarantor has not otherwise been released from the Lien of the Notes Security Documents in accordance with the terms thereof, (a) default by the Company or any such Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or Holders of at least 30% in aggregate principal amount of the then outstanding Notes in the performance of any covenant under the Notes Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Lien on the Collateral securing the Obligations with respect to the Notes or which materially adversely affects the condition or value of the Collateral, in each case, taken as a whole, (b) repudiation or disaffirmation by the Company or any Subsidiary Guarantor of any of its material obligations under the Notes Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Notes Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Company or any Subsidiary Guarantor with respect to any material portion of the Collateral.

(b)    A default under clauses (iv) or (vi) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default.

(c)    Any notice of a Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(d)    If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e)    Notwithstanding anything in the preceding paragraphs (c) and (d) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank.

(f)    For the avoidance of doubt, any Default or Event of Default for the failure to comply with the time periods prescribed in this Indenture to deliver any report, notice, certificate or opinion pursuant to any provision of this Indenture shall be deemed to be cured upon the delivery of any such report, notice, certificate or opinion, as applicable, notwithstanding that such delivery is not within the prescribed period specified in this Indenture.

Section 6.02.    Acceleration.

(a)    If any Event of Default (other than an Event of Default specified under Section 6.01(a)(vii) or (viii) with respect to the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately. In the case of an Event of Default arising from the events specified in Sections 6.01(a)(vii) or (viii) with respect to the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary, the principal of, premium, if any, and any accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice.

(b)    The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may rescind any declaration of acceleration of such Notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the nonpayment of principal or premium, if any, or interest on, the Notes which shall have become due by such declaration) shall have been cured or waived.

Section 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.    Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each Holder of Notes affected), or (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of each Holder of Notes affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefore shall deemed to have been cured for every purpose of this Indenture; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.    Control by Majority of Holders. Subject to Section 7.01(e), the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by this Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability.

Section 6.06.    Limitation of Suits by Holders. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a Holder may pursue a remedy with respect to this Indenture or the Notes only if: (1) the Holder gives to the Trustee notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of the then outstanding Notes make a request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. Holders of the Notes may not enforce this Indenture, except as provided herein.

Section 6.07.    Rights of Holders. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of any such payment of principal of, and premium, if any, and interest on, a Note, on or after its Stated Maturity, shall not be impaired or affected without the consent of the Holder.

Section 6.08.    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (a)(ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for (i) the principal, premium, if any, and interest remaining unpaid on the Notes, (ii) interest on overdue principal and premium, if any, and, to the extent lawful, interest, and (iii) such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel (“Trustee Expenses”).

Section 6.09.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee (including any claim for Trustee Expenses and for amounts due under Section 7.07) and the Holders allowed in any Insolvency or Liquidation Proceeding relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute to Holders any money or other property payable or deliverable on any such claims and each Holder authorizes any Custodian in any such Insolvency or Liquidation Proceeding to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders any such Custodian is hereby authorized to make such payments directly to the Holders, and to pay to the Trustee any amount due to it hereunder for Trustee Expenses, and any other amounts due the Trustee under Section 7.07; provided, however, that the Trustee shall not be authorized to (i) consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or (ii) vote in respect of the claim of any Holder in any such Insolvency or Liquidation Proceeding. To the extent that the payment of any such Trustee Expenses, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Section 6.10.    Priorities. Subject to the First Lien Intercreditor Agreement, any money collected by the Trustee pursuant to this Article VI, and any money or other property distributable in respect of the Company’s obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the Trustee (including any predecessor Trustee), the Notes Collateral Agent, each of their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders.

Section 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.01.    Duties of Trustee.

(a)    If an Event of Default occurs (and has not been cured) the Trustee shall (i) exercise the rights and powers vested in it by this Indenture, and (ii) use the same degree of care and skill in exercising such rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)    Except during the continuance of an Event of Default: (i) the Trustee’s duties shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether they conform to this Indenture’s requirements.

(c)    The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except, that: (i) this Section 7.01(c) does not limit the effect of Section 7.01(b); (ii) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction it receives pursuant to Section 6.05 hereof or otherwise in accordance with the direction of the Holders of a majority in principal amount of outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture.

(d)    Every provision of this Indenture that in any way relates to the Trustee shall be subject to paragraphs (a), (b), and (c) of this Section.

(e)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.

(f)    The Trustee shall not be liable for interest on any money received by it except as it may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.    Rights of Trustee.

(a)    The Trustee may rely on any document it believes to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under this Indenture in good faith and in reliance on such advice or opinion.

(c)    The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits in good faith that it believes to be authorized or within its rights or powers.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)    The Trustee shall not be deemed to have notice of any Default or Event of Default (except any Event of Default occurring pursuant to Sections 4.01, 6.01(a)(i) and 6.01(a)(ii)) unless a Trust Officer of the Trustee has actual knowledge thereof or unless a written notice of such event is sent to the Trustee in accordance with Section 12.01, and such notice references the Notes and this Indenture.

(g)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 7.03.    Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign. Each Agent shall have the same rights as the Trustee under this Section 7.03.

Section 7.04.    Trustee’s Disclaimer. The Trustee shall not be responsible for or make any representation as to the validity or adequacy of this Indenture or the Notes, and shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, neither shall be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication on the Notes.

Section 7.05.    Notice to Holders of Defaults and Events of Default. If a Default or Event of Default occurs and is continuing and if a Trust Officer has notice of such Default or Event of Default as described in Section 7.02(f), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs; provided, however, that in any event the Trustee shall not be required to deliver such notice prior to 10 days after a Trust Officer receiving such notice of Default or Event of Default as described in Section 7.02(f). Except in the case of a Default or Event of Default in payment on any Note (including any failure to redeem Notes called for redemption or any failure to purchase Notes tendered pursuant to an Offer that are required to be purchased by the terms of this Indenture), the Trustee may withhold the notice if and so long as it determines in good faith that withholding such notice is in the Holders’ interests.

Section 7.06.    [Reserved].

Section 7.07.    Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder, as mutually agreed upon by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. As mutually agreed upon by the Company and the Trustee, the Company shall reimburse the Trustee upon request for all reasonable disbursements, advances and expenses it incurs or makes in addition to the compensation for its services. As mutually agreed upon by the Company and the Trustee, such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.07 shall include its officers, directors, stockholders, employees and agents) against any and all claims, damages, losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to their negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which a Trust Officer has received notice and for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder, unless the Company is unduly prejudiced by the failure to provide such notice. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The Company’s obligations under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee. The Company need not reimburse any expense or indemnify against any loss or liability the Trustee incurs as a result of its gross negligence or willful misconduct.

To secure the Company’s and the Subsidiary Guarantors’ obligations under this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee. Such Lien shall constitute a Permitted Lien under this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vii) or (viii) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute administrative expenses under any Bankruptcy Law without any need to demonstrate substantial contribution under Bankruptcy Law.

Section 7.08.    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee if: (i) the Trustee fails to comply with Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law; (iii) a Custodian or public officer takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of performing the services of the Trustee hereunder.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee; provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace any successor Trustee appointed by Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its appointment to Holders. The retiring Trustee shall promptly transfer all property it holds as Trustee to the successor Trustee; provided that all sums owing to the retiring Trustee hereunder have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the retiring Trustee’s benefit with respect to expenses and liabilities relating to the retiring Trustee’s activities prior to being replaced.

Section 7.09.    Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.    Eligibility; Disqualification. The Trustee shall at all times (i) be a corporation organized and doing business under the laws of the United States of America, of any state thereof, or the District of Columbia authorized under such laws to exercise corporate trust powers, (ii) be subject to supervision or examination by federal or state authority and (iii) have a combined capital and surplus of at least $100 million as set forth in its most recently published annual report of condition.

Section 7.11.    Limitation of Liability. In no event shall the Trustee, in its capacity as such or as Paying Agent or Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The provisions of this Section 7.11 shall survive satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Trustee.

ARTICLE VIII

DISCHARGE OF INDENTURE

Section 8.01.    Discharge of Liability on Notes; Defeasance.

(a)    Subject to Sections 8.01(c) and 8.06, this Indenture shall cease to be of any further effect as to all outstanding Notes and Subsidiary Guarantees after (i) either (a) all Notes heretofore authenticated and delivered (other than Notes replaced pursuant to Section 2.07) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company; and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust an amount in Dollars or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing prior to the date the Notes will have become due and payable, the Stated Maturity of the Notes or the relevant redemption date of the Notes, as the case may be, sufficient to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at maturity, Stated Maturity or redemption date, (ii) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable under this Indenture by the Company or any Subsidiary Guarantor, and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any other Restricted Subsidiary of the Company is a party or by which the Company or any other Restricted Subsidiary of the Company is bound.

(b)    Subject to Sections 8.01(c), 8.02, and 8.06, the Company at any time may terminate (i) all its obligations under this Indenture and the Notes (including the Subsidiary Guarantees) (“Legal Defeasance Option”), or (ii) its obligations under Sections 4.02, 4.03, 4.05, 4.07, 4.08, 4.09, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.19 and Article V (“Covenant Defeasance Option”). The Company may exercise its Legal Defeasance Option notwithstanding its prior exercise of its Covenant Defeasance Option.

If the Company exercises its Legal Defeasance Option, the Events of Default shall be deemed eliminated and payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its Covenant Defeasance Option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(a)(iii) (with respect to the covenants described in the immediately preceding paragraph), (iv), (v) and (vi). If the Company exercises either its Legal Defeasance Option or its Covenant Defeasance Option or upon satisfaction and discharge of this Indenture, the Subsidiary Guarantees of the Subsidiary Guarantors will be automatically and unconditionally released.

Upon satisfaction of the conditions set forth in Section 8.02 and upon the Company’s request (and at the Company’s expense), the Trustee shall acknowledge in writing the discharge of those obligations that the Company has terminated.

(c)    Notwithstanding Sections 8.01(a) and (b), the Company’s obligations under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 4.01, 4.04, 7.07, 7.08, 8.04, 8.05, and 8.06, and the obligations of the Trustee and the Paying Agent under Section 8.04 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations under Sections 7.07 and 8.05 and the obligations of the Company, Trustee and Paying Agent under Section 8.04 shall survive.

(d)    The Collateral will be released automatically from the Lien securing the Notes, as provided under Section 10.02 and the Guarantee of the Subsidiary Guarantors will be released upon satisfaction and discharge in accordance with this Section 8.01.

Section 8.02.    Conditions to Defeasance. In order to exercise either its Legal Defeasance Option and give effect thereto (“Legal Defeasance”) or its Covenant Defeasance Option and give effect thereto (“Covenant Defeasance”), (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, maturing as to principal and interest in such amounts as will be sufficient, without consideration of any reinvestment of such interest, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm or financial advisory firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal or interest; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than under this Indenture solely with respect to the making of the deposit or the incurrence of Indebtedness in connection therewith); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under any material agreement or instrument (other than this Indenture) to which the Company is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Collateral will be released automatically from the Lien securing the Notes, as provided under Section 10.02 and the Guarantee of the Subsidiary Guarantors will be released upon Legal Defeasance or Covenant Defeasance in accordance with this Section 8.02.

Section 8.03.    Application of Trust Money. The Trustee or Paying Agent shall hold in trust money and/or U.S. Government Obligations deposited with it pursuant to this Article VIII. The Trustee or Paying Agent shall apply the deposited money and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of, and premium, if any, and interest on, the Notes.

Section 8.04.    Repayment to Company. After the Notes have been paid in full, the Trustee and the Paying Agent shall promptly turn over to the Company any excess money or securities held by them upon the written direction of the Company.

Any money deposited with the Trustee or a Paying Agent pursuant to this Article VIII for the payment of the principal of, premium, if any, or interest on, any Note that remains unclaimed for two years after becoming due and payable shall be paid to the Company on its request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money shall cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in a publication of national circulation, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.05.    Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee and any Paying Agent against any tax, fee or other charge imposed on or assessed against cash and/or U.S. Government Obligations deposited with it pursuant to this Article VIII or the principal and interest received on such cash and/or U.S. Government Obligations.

Section 8.06.    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that if the Company has made any payment of principal of, or premium, if any, or interest on, any Notes because of the reinstatement of its obligations under this Indenture and the Notes, the Company shall be subrogated to the Holders’ rights to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

Section 9.01.    Amendments and Supplements Permitted Without Consent of Holders.

(a)    Notwithstanding Section 9.02, the Company, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent, if applicable, may amend or supplement this Indenture, the Notes, the Notes Security Documents or the Intercreditor Agreements (for the avoidance of doubt, existing Subsidiary Guarantors need not execute any amendment or supplement pursuant to clause (vii) or (viii) below) without the consent of any Holder to: (i) cure any ambiguity, defect or inconsistency; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Company’s obligations to the Holders in the event of any transaction involving the Company that is permitted under Article V in which the Company is not the Surviving Person; (iv) make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights of any Holder; (v) comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; (vi) enter into any Intercreditor Agreement or any other intercreditor agreement or amendment thereto permitted or required by this Indenture or any joinder to any of the foregoing, (vii) add additional Subsidiary Guarantors, (viii) to release a Subsidiary Guarantor from its Guarantee when permitted by this Indenture, (ix) add additional assets as Collateral, (x) make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Notes Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Notes Security Documents or the Intercreditor Agreements, (xi) release Collateral in accordance with this Indenture, the Notes Security Documents and the Intercreditor Agreements when permitted or required by this Indenture, the Notes Security Documents or the Intercreditor Agreements or (xii) conform this Indenture, the Notes, the Intercreditor Agreements or the applicable Notes Security Documents to provisions of the “Description of Notes” in the Offering Memorandum to the extent such provision was intended to be a substantially verbatim recitation thereof.

(b)    Upon the Company’s request, after receipt by the Trustee of a resolution of the Board of Directors authorizing the execution of any amended or supplemental indenture, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any future appropriate agreements and stipulations that may be contained in any such amended or supplemental indenture, but the Trustee shall not be obligated to enter into an amended or supplemental indenture that affects its own rights, duties, or immunities under this Indenture or otherwise.

Section 9.02.    Amendments and Supplements Requiring Consent of Holders.

(a)    Except as otherwise provided in Sections 6.04, 9.01(a) and 9.02(c), this Indenture the Notes, the Notes Security Documents or the Intercreditor Agreements may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

(b)    Upon the Company’s request and after receipt by the Trustee of a resolution of the Board of Directors authorizing the execution of any supplemental indenture, evidence of the Holders’ consent, and the documents described in Section 9.05, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but not be obligated to, enter into such amended or supplemental indenture.

(c)    No such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby (with respect to any Notes held by a nonconsenting holder): (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency or the manner in which the principal of any Note or any premium or the interest thereon is payable (for the avoidance of doubt excluding any waiver, elimination or modification of provisions relating to an offer to repurchase Notes pursuant to a Change of Control Offer or an Asset Sale Offer), or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) extend the time for payment of interest on the Notes; (iii) reduce the premium payable upon the redemption of any such Note or change the time at which such Note may be redeemed, in each case as described under Section 3.01 (but excluding, for the avoidance of doubt (for purposes of all clauses herein), any change to advance notice provisions); (iv) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any amended or supplemental indenture or the consent of whose holders is required for any waiver of compliance with any provision of this Indenture or any Default hereunder and the consequences provided for hereunder; (v) modify any of the provisions of this Indenture relating to any amended or supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of any covenant, except to increase the percentage of outstanding Notes required for such actions or to provide that any other provision of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby; (vi) modify the ranking of the Notes or any Subsidiary Guarantee (including subordinating, or having the effect of subordinating, the right of payment with respect to the Notes or the Liens securing the Obligations with respect to the Notes (except as expressly permitted under this Indenture)); or (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee other than in accordance with the terms of this Indenture.

(d)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to each Holder affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03.    Revocation and Effect of Consents.

(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented to the amendment or waiver.

(b)    The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders of Notes after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

(c)    After an amendment or waiver becomes effective it shall bind every Holder, unless it is of the type described in Section 9.02(c), in which case the amendment or waiver shall only bind each Holder that consented to it and every subsequent Holder of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.04.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.    Trustee Protected. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing such amendment or supplemental indenture, the Trustee shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon, an Officers’ Certificate and Opinion of Counsel pursuant to Sections 12.02 and 12.03 as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

ARTICLE X

COLLATERAL AND SECURITY

Section 10.01.    Security Interest.

(a)    The due and punctual payment of the principal of, premium (if any) and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest, if any, on the Notes and the payment and performance of all other Notes Obligations of the Company and the Subsidiary Guarantors to the Holders, the Trustee or the Notes Collateral Agent and the Notes (including, without limitation, the Subsidiary Guarantees), according to the terms hereunder or thereunder, are secured as provided herein and in the Notes Security Documents.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Notes Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and the intercreditor agreements set forth therein) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Notes Collateral Agent to enter into and perform its obligations under the Intercreditor Agreements and each other Notes Security Document and any other intercreditor agreements or amendments thereto or subordination agreements to which it is a party or any other intercreditor agreement permitted or required hereunder. Each of the Company and the Subsidiary Guarantors consents and agrees to be bound by the terms of the Notes Security Documents, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith.

(b)    The Company, at its expense, will do or cause to be done all such acts and things as may be required under applicable law or by the provisions of the Notes Security Documents, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated by the Notes Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Company will take, and will cause the Subsidiary Guarantors to take, any and all actions reasonably required under applicable law (including making all filings under the Uniform Commercial Code and any other applicable laws, including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) or that the Notes Collateral Agent may reasonably request, to cause the Notes Security Documents to create and maintain, as security for the Notes Obligations, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties, to the extent required by, and with the Lien priority required under, the Notes Security Documents.

Section 10.02.    Release of Liens on Collateral. The Notes Collateral Agent’s Liens on the Collateral for the benefit of the Notes Secured Parties (and the Subsidiary Guarantees in the case of clauses (a) through (d) below) will be automatically and unconditionally released and discharged under any one or more of the following circumstances:

(a)    in whole, upon satisfaction and discharge of this Indenture in accordance with Section 8.01;

(b)    in whole, upon a legal defeasance or covenant defeasance of the Notes in accordance with Section 8.02;

(c)    in whole, upon payment in full and discharge of all Notes outstanding under this Indenture and all Notes Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(d)    in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Section 9.02;

(e)    with respect to any Collateral if such Collateral is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor to any Person (other than the Company or a Subsidiary Guarantor) that is not and is not required to be a Subsidiary Guarantor in a transaction permitted by the Senior Credit Agreement, the 2029 Secured Notes Indenture, the 2033 Secured Notes Indenture, this Indenture and the Intercreditor Agreements, including any accounts receivable and related assets sold to the Receivables SPV pursuant to the Receivables Sale Agreement;

(f)    in whole or in part, if the Credit Agreement Agent, the 2029 Secured Notes Collateral Agent and the 2033 Secured Notes Collateral Agent release or will release their respective liens on such Collateral, concurrently therewith, unless such releases occur in connection with a discharge in full in cash of the First Lien Obligations, which discharge is not in connection with a foreclosure of, or other exercise of remedies with respect to, Collateral by the Credit Agreement Secured Parties, the 2029 Secured Notes Secured Parties and the 2033 Secured Notes Secured Parties;

(g)    with respect to the Liens on the assets of a Subsidiary Guarantor, upon designation of such Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture, or upon such Subsidiary Guarantor otherwise being released from its Subsidiary Guarantee in accordance with the terms of this Indenture;

(h)    with respect to any Collateral, if such Collateral constitutes or becomes an Excluded Asset;

(i)    with respect to Liens on any asset to the extent not constituting Collateral; and

(j)    in accordance with the provisions of the Intercreditor Agreements.

With respect to any release of Collateral, upon receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Notes Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall, without recourse, representation or warranty, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Security Documents or the Intercreditor Agreements. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Notes Security Document or in any Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

Section 10.03.    First Lien Intercreditor Agreement. The relative rights in the Collateral among the Holders of First Lien Obligations (including the Notes) will be governed by the First Lien Intercreditor Agreement and in the event of a conflict, the First Lien Intercreditor Agreement will govern. By its acceptance of the Notes, each Holder shall be deemed to consent to the terms of and authorize and direct the Trustee and the Notes Collateral Agent, as applicable, to enter into and perform its obligations under the First Lien Intercreditor Agreement.

Section 10.04.    First/Second Lien Intercreditor Agreement. The relative rights in the Collateral among the Holders of First Lien Obligations (including the Notes) and the holders of any other Second Lien Obligations will be governed by the First/Second Lien Intercreditor Agreement. By its acceptance of the Notes, each Holder shall be deemed to consent to the terms of and authorize and direct the Trustee and the Notes Collateral Agent, as applicable, to enter into and perform its obligations under the First/Second Lien Intercreditor Agreement.

Section 10.05.    Priority of Liens. The First Lien Intercreditor Agreement provides for the priorities and other relative rights among the holders of the First Lien Obligations notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any series of First Lien Obligations granted on the Collateral. Notwithstanding any provision of the UCC of any jurisdiction, or any other applicable law or the Notes Security Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any series or any other circumstance whatsoever (but, in each case, subject to any impairment as further described below or as otherwise provided in the First Lien Intercreditor Agreement), (i) the Liens securing each series of First Lien Obligations on any Collateral shall be of equal priority and (ii) the benefits and proceeds of the Collateral shall be shared among the holders of First Lien Obligations as provided therein, regardless of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any series of First Lien Obligations, granted on the Collateral.

Section 10.06.    Duties of the Notes Collateral Agent and the Trustee.

(a)    This Article X and the provisions of each other Notes Security Document (except as set forth herein) are subject to the terms, conditions and benefits set forth in the Intercreditor Agreements. The Company and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreements, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance therewith. Each Holder of Notes, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to execute joinders to the Intercreditor Agreements and perform its obligations thereunder.

(b)    The Company, the Subsidiary Guarantors and each Holder of Notes, by their acceptance of any Notes and the Subsidiary Guarantees, (a) hereby appoints U.S. Bank Trust Company, National Association, as Notes Collateral Agent, and U.S. Bank Trust Company, National Association accepts such appointment and (b) agrees that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article VII hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 7.07 hereof and the resignation and removal provisions of Section 7.08 hereof and the succession provisions of Section 7.09 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agent).

(c)    Except as provided in the Notes Security Documents or the Intercreditor Agreements, the Notes Collateral Agent will not be obligated to take any action which is discretionary in nature. In addition, neither the Trustee nor the Notes Collateral Agent shall be responsible for and neither makes any representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Notes Security Document, other than to confirm receipt of items expressly required to be delivered to the Notes Collateral Agent or the Trustee, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes. Neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

(d)    Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to make any determination or inquire as to the sufficiency of any policies of insurance carried by the Company or any Subsidiary Guarantor or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(e)    Neither the Notes Collateral Agent nor the Trustee shall have any responsibility or liability for the actions or omissions of the Credit Agreement Agent or any other “Controlling Collateral Agent” under the First Lien Intercreditor Agreement nor shall the Trustee or Notes Collateral Agent be obligated at any time to indemnify any person in connection with the exercise of any remedy under the Notes Security Documents.

Section 10.07.    Notes Collateral Agent.

(a)    The Notes Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture and the Notes Security Documents. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Notes Security Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Notes Security Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Subsidiary Guarantor and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Notes Security Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Company and the Subsidiary Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Notes Collateral Agent, in each case pursuant to the terms of the Notes Security Documents and that the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Notes Collateral Agent and the Trustee, and that the Lien of this Indenture and the Notes Security Documents in respect of the Trustee, the Notes Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Notes Security Documents and actions that may be taken thereunder. The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(c)    The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder or under any Notes Security Documents to which it is a party, except for its own negligence or willful misconduct.

(d)    The Notes Collateral Agent shall be entitled to seek and shall be fully justified in failing or refusing to take any action under this Indenture, the Notes Security Documents, the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in the Notes Security Documents, the Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Notes Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any action, the Notes Collateral Agent shall be entitled to refrain from taking such action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(e)    Except as otherwise explicitly provided herein or in the Notes Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(f)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VII, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Notes Security Documents and the Intercreditor Agreements.

(g)    The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith. The Notes Collateral Agent shall be permitted to use overnight carriers to transmit possessory collateral and shall be not liable for any items lost or damaged in transit.

(h)    With respect to Notes Security Documents to be executed after the Issue Date, upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), which shall confirm that the security documents being delivered to the Notes Collateral Agent for execution are final and acceptable to the Company, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Notes Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 10.07(h), (ii) certify that all covenants and conditions precedent, if any, to the execution and delivery of such Notes Security Document have been complied with and (iii) instruct the Notes Collateral Agent to execute and enter into such Notes Security Document. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Notes Security Documents.

(i)    [Reserved].

(j)    The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Notes Security Documents or Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(k)    In acting under this Indenture, the Intercreditor Agreements or any Notes Security Document, the Notes Collateral Agent shall have all the rights and protections provided hereunder and in the Notes Security Documents as well as the rights and protections afforded to the Trustee (including its rights to be compensated, reimbursed and indemnified under Section 7.07).

(l)    The Notes Collateral Agent shall not be charged with knowledge of (A) any events or other information, or (B) any default under this Indenture or any other agreement unless a Trust Officer of the Notes Collateral Agent shall have actual knowledge thereof.

Section 10.08.    Further Assurances. The Company and each Subsidiary Guarantor will do or cause to be done all acts and things that may be required under applicable law or that the Notes Collateral Agent from time to time may reasonably request, to assure and confirm that the Notes Collateral Agent holds, for the benefit of the Holders of Notes, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Notes Security Document to become, Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Notes Security Documents, and subject to the limitations set forth in the Notes Security Documents. Subject to the requirements and limitations of this Indenture and the Notes Security Documents and subject to the Intercreditor Agreements, as necessary or upon the reasonable request of the Notes Collateral Agent at any time and from time to time, the Company and the Subsidiary Guarantors will, at the Company’s and the Subsidiary Guarantor’s expense, promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as will be reasonably required under applicable law or that the Notes Collateral Agent may reasonably request, in each case, to create, perfect or protect the Liens and benefits intended to be conferred, in each case as contemplated by this Indenture or the Notes Security Documents for the benefit of the Holders of Notes, in each case, and subject to the limitations set forth in the Notes Security Documents and the Intercreditor Agreements.

Section 10.09.    Maintenance of Collateral. The Company will maintain and preserve, and cause each of its Restricted Subsidiaries to (i) maintain and preserve, all of its properties constituting Collateral that are useful and necessary in the normal conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) keep its insurable property insured at all times by financially sound and reputable insurers, except, in the case of clauses (i) and (ii), where failure to do so could not reasonably be expected to have a material adverse effect.

The Company and each Subsidiary Guarantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is or (c) change its state of incorporation or organization, in each case, unless such change is not prohibited by this Indenture and the Notes Security Documents and will not adversely impact the Notes Collateral Agent’s lien on the Collateral. After any such change has occurred, the Company or such Subsidiary Guarantor, as applicable, shall take any action necessary to continue the perfection and priority of any liens in favor of the Notes Collateral Agent, for the benefit of Holders of the Notes, in any Collateral as required by the terms of the Collateral Agreement and subject to the Intercreditor Agreements and provide a notice thereof to the Notes Collateral Agent.

Section 10.10.    Insurance. The Company and the Subsidiary Guarantors will maintain insurance with reputable insurance companies on all their respective property in at least such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in a Similar Business. The Notes Collateral Agent shall have no duty or obligation to effect, maintain or renew any policies of insurance of the Company, or to review or approve the form or sufficiency of any such policies or the qualifications of the company issuing same. The Notes Collateral Agent shall have no duty to report or make or file claims or proof of loss for any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any premiums, taxes or assessments or to require any such payment be made.

Section 10.11.    Enforcement of Remedies. Notwithstanding anything to the contrary herein, any enforcement of the Subsidiary Guarantees or any remedies with respect to the Collateral under the Notes Security Documents is subject to the provisions of the Intercreditor Agreements.

ARTICLE XI

SUBSIDIARY GUARANTEES

Section 11.01.    Subsidiary Guarantees.

(a)    Each Subsidiary Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee that: (i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, to the extent lawful, and all other Obligations of the Company to the Holders or the Trustee under this Indenture and the Notes will be promptly paid in full, all in accordance with the terms of this Indenture and the Notes; and (ii) in case of any extension of time of payment of any Notes or any of such other Obligations, that the Notes will be promptly paid in full when due in accordance with the terms of such extension or renewal, whether at Stated Maturity, by acceleration or otherwise. In the event that the Company fails to pay any amount guaranteed by the Subsidiary Guarantors for any reason whatsoever, the Subsidiary Guarantors will be jointly and severally obligated to pay such amount immediately. The Subsidiary Guarantors hereby further agree that their Obligations under this Indenture and the Notes shall be unconditional, regardless of the validity, regularity or enforceability of this Indenture or the Notes, the absence of any action to enforce this Indenture or the Notes, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, any modification or amendment of, or supplement to, this Indenture or the Notes, the recovery of any judgment against the Company or any action to enforce any such judgment, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee of the Company’s Obligations under this Indenture and the Notes will not be discharged except by complete performance by the Company or another Subsidiary Guarantor of such Obligations. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Subsidiary Guarantor or a Custodian of the Company or a Subsidiary Guarantor any amount paid by the Company or any Subsidiary Guarantor to the Trustee or such Holder, the Subsidiary Guarantee of the Company’s Obligations under this Indenture and the Notes by each Subsidiary Guarantor shall, to the extent previously discharged as a result of any such payment, be immediately reinstated and be in full force and effect. Each Subsidiary Guarantor hereby acknowledges and agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Company’s Obligations under this Indenture and the Notes may be accelerated as provided in Article VI for purposes of the Subsidiary Guarantees notwithstanding any stay, injunction or other prohibition preventing such acceleration, and (y) in the event of any declaration of acceleration of the Company’s Obligations under this Indenture and the Notes as provided in Article VI, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of the Subsidiary Guarantees.

(b)    Each Subsidiary Guarantor hereby waives all rights of subrogation, contribution, reimbursement and indemnity, and all other rights, that such Subsidiary Guarantor would have against the Company at any time as a result of any payment in respect of its Subsidiary Guarantee (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise).

(c)    Each Subsidiary Guarantor that makes or is required to make any payment in respect of its Subsidiary Guarantee shall be entitled to seek contribution from the other Subsidiary Guarantors to the extent permitted by applicable law; provided that each Subsidiary Guarantor agrees that any such claim for contribution that such Subsidiary Guarantor may have against any other Subsidiary Guarantor shall be subrogated to the prior payment in full in cash of all Obligations owed to Holders under or in respect of the Notes.

(d)    Upon the sale or other transfer (including by way of consolidation or merger) of Capital Stock in such Subsidiary Guarantor or issuance of Capital Stock by such Subsidiary Guarantor, in each case, following which such Subsidiary Guarantor ceases to be a Subsidiary of the Company, or upon the sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of consolidation or merger) to a Person other than the Company or a Subsidiary Guarantor or upon the liquidation, dissolution or winding up of such Subsidiary Guarantor, such Subsidiary Guarantor shall be deemed automatically and unconditionally released from all its obligations under its Subsidiary Guarantee.

(e)    Upon the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the provisions of this Indenture or upon such Subsidiary Guarantor ceasing to be a guarantor or obligor under the Senior Credit Agreement (other than a release as a result of the repayment in full of the Indebtedness under the Senior Credit Agreement), such Subsidiary Guarantor shall be deemed automatically and unconditionally released from all its obligations under its Subsidiary Guarantee.

(f)    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. A Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with such Subsidiary Guarantor, but subject to the provisions described in Section 11.01(d)), provided that (a) if the Surviving Person is not the Subsidiary Guarantor, the Surviving Person agrees to assume such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and all its obligations under this Indenture and (b) such transaction does not (i) violate any covenants set forth in this Indenture or (ii) result in a Default or Event of Default under this Indenture immediately thereafter that is continuing.

(g)    The Subsidiary Guarantee of each Subsidiary Guarantor will be automatically and unconditionally released in connection with a Legal Defeasance or Covenant Defeasance of this Indenture or upon satisfaction and discharge of this Indenture.

Notwithstanding the foregoing, if any Subsidiary Guarantor ceases to be a Subsidiary, unless such Subsidiary Guarantor is also released from its obligations under the Senior Credit Agreement and the 2029 Secured Notes Indenture, such Subsidiary Guarantor shall not be released from its obligations under the Notes unless (i) the transaction or transactions that caused such Subsidiary Guarantor to cease to be a Subsidiary are entered into for a bona fide business purpose (as determined in good faith by the Company) and, for the avoidance of doubt, not for the primary purpose of causing such release, (ii) the portion of Equity Interests that caused such Subsidiary Guarantor to cease to be a Subsidiary were not transferred to an Affiliate of the Company (other than for purposes of a bona fide joint venture arrangement on terms that are not less favorable than arm’s-length terms, as determined in good faith by the Company) and (iii) after giving pro forma effect to the applicable release, in the event the Company continues to retain an ownership interest in such Subsidiary Guarantor, the Company is deemed to have made a new Investment in such Person on the date of such release (as if such Person were not a Subsidiary Guarantor) in an amount equal to the portion of the fair market value (as determined in good faith by the Company) of the Company’s retained ownership interest in such Person and such Investment is permitted hereunder.

Section 11.02.    Stay, Extension and Usury Laws. Each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive each Subsidiary Guarantor from performing its Subsidiary Guarantee as contemplated herein or which might affect the covenants or the performance of this Indenture and Notes; and each such Subsidiary Guarantor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee pursuant to this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 11.03.    Limits on Subsidiary Guarantees. Each Subsidiary Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the guarantee by each Subsidiary Guarantor pursuant to its Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and each Subsidiary Guarantor hereby irrevocably agree that the obligations of each Subsidiary Guarantor under the Subsidiary Guarantees shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of each Subsidiary Guarantor, result in the obligations of each Subsidiary Guarantor under the Subsidiary Guarantees not constituting such fraudulent transfer or conveyance.

Section 11.04.    Delivery of Subsidiary Guarantee. To evidence its Subsidiary Guarantee set forth in this Article XI, each Subsidiary Guarantor hereby agrees that the execution and delivery of this Indenture or a supplemental indenture hereto, as the case may be, executed on behalf of each Subsidiary Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Subsidiary Guarantor who shall have been duly authorized to so execute by all requisite corporate action shall constitute its delivery of its Subsidiary Guarantee. Each of the Subsidiary  Guarantors hereby agrees that its Subsidiary Guarantee set forth in this Article XI shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee. If an Officer of a Subsidiary Guarantor whose signature is on this Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Subsidiary Guarantor’s Subsidiary Guarantee of such Note shall nevertheless be valid. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01.    Notices. Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the other is duly given if in writing and delivered in person, mailed by registered or certified mail, postage prepaid, return receipt requested or delivered by telecopier or overnight air courier guaranteeing next day delivery to the other’s address:

If to the Company or to any Subsidiary Guarantor:

c/o Gray Media, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
Attention: Chief Financial Officer
Facsimile: (404) 261-9607

With a copy to:

Jones Day
1221 Peachtree St., N.E.
Atlanta, Georgia 30361
Attention: Mark L. Hanson, Esq. and Krunal P. Shah, Esq.
Facsimile: (404) 581-8330

If to the Trustee:

U.S. Bank Trust Company, National Association

Attention: Global Corporate Trust
2 Concourse Parkway
Suite 800
Atlanta, Georgia 30328
Attention: Felicia H. Powell
Facsimile: (404) 898-2467

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; the date receipt is acknowledged, if mailed by registered or certified mail; when answered back, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first-class mail to his or her address shown on the register maintained by the Registrar or, if the Notes are in global form, delivered to DTC through customary procedures. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by www.docusign.com or www.onespan.com (or such other digital signature provider as specified in writing to the Trustee by the Company)), in English. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.02.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee: (a) an Officers’ Certificate (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and (b) an Opinion of Counsel (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent provided for in this Indenture relating to the proposed action have been complied with; provided that, for the avoidance of doubt, no Opinion of Counsel shall be required in connection with the issuance and authentication of the Initial Notes on the Issue Date.

Section 12.03.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include: (1) a statement that the Person making such certificate or opinion has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (4) a statement as to whether, in such Person’s opinion, such condition or covenant has been complied with.

Section 12.04.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05.    Legal Holidays. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 12.06.    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under this Indenture, the Notes and the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 12.07.    Counterparts. This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 12.08.    Initial Appointments, Compliance Certificates. The Company initially appoints the Trustee as Paying Agent, Registrar and authenticating agent. The first compliance certificate to be delivered by the Company to the Trustee pursuant to Section 4.03 shall be for the fiscal year ending on December 31, 2026.

Section 12.09.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS INDENTURE AND THE NOTES, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Section 12.10.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries, and no other indenture, loan or debt agreement may be used to interpret this Indenture.

Section 12.11.    Successors. All agreements of the Company in this Indenture and the Notes shall bind any successor of the Company. All agreements of each of the Subsidiary Guarantors in this Indenture shall bind any of their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 12.12.    Severability. If any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13.    Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS (AS APPLICABLE) AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE SUBSIDIARY GUARANTEES (AS APPLICABLE) AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.14.    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.15.    Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table, and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture, and shall in no way modify or restrict any of the terms or provisions of this Indenture.

[Signature pages follow.]

GRAY MEDIA, INC.

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac Title: Executive Vice President, Chief Financial Officer

DYNAMIC CAPTIONING LLC, GRAY TELEVISION LICENSEE, LLC, POWERNATION STUDIOS, LLC, RAYCOM SPORTS NETWORK, LLC, and TUPELO MEDIA GROUP, LLC, as Guarantors

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac Title: Treasurer

GRAY LOCAL MEDIA, INC., as Guarantor

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac Title: Executive Vice President, Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Felicia H. Powell
Name: Felicia H. Powell Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Felicia H. Powell
Name: Felicia H. Powell Title: Vice President

[Signature Page to Indenture]

APPENDIX A

Provisions Relating to Initial Notes and Additional Notes

1.         Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture of which this Appendix A is a part.

2.         The Securities.

2.1         Form and Dating. The Initial Notes issued on the date hereof will be (i) offered and sold by the Company pursuant to the Purchase Agreement and (ii) resold, initially only to (A) QIBs in reliance on Regulation D, (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S and (C) IAIs in reliance on Rule 501. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501.

(a)         Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”), Regulation S Notes shall be issued initially in the form of one or more Global Notes (collectively, the “Regulation S Global Note”) and IAI Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form (collectively, the “IAI Global Note”), in each case, without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note, the IAI Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(b)         Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c)         Definitive Notes. Except as provided in Sections 2.3 and 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2         Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by two Officers the (A) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $750,000,000 and (B) Additional Notes for original issue on a date subsequent to the Issue Date. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.

2.3         Transfer and Exchange.

(a)         Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x)         to register the transfer of such Definitive Notes; or

(y)         to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i)         shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii)         are accompanied by the following additional information and documents, as applicable:

(A)         if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B)         if such Definitive Notes are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C)         if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (i) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (ii) if the Company so requests, an Opinion of Counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b)         Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i)         certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (A) to a QIB in accordance with Rule 144A, (B) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit C or (C) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and

(ii)         written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c)         Transfer and Exchange of Global Notes.

(i)         The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream. In the case of a transfer of a beneficial interest in either the Regulation S Global Note or the Rule 144A Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit C to the Trustee.

(ii)         If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)         Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv)         In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d)         Restrictions on Transfer of Regulation S Global Note.

(i)         Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (A) to the Company, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S, (D) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, (E) to an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of securities of $500,000 or (F) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or the IAI Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to (i) a person whom the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (ii) an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of the Notes of $500,000. Such written certification shall no longer be required after the expiration of the Restricted Period. In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit C to the Trustee.

(ii)         Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e)         Legend.

(i)         Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

(x) THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

(y) Each Regulation S Global Note shall also bear the following legend (the “Regulation S Legend”) on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(ii)         Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder hereto to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)         Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note (or Additional Note) acquired pursuant to Regulation S, all requirements that such Initial Note (or such Additional Note) bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note (or such Additional Note) be issued in global form shall continue to apply.

(iv)         In addition, after one year after the last date of initial issuance of the Notes the Company may cause the Restricted Notes Legend to be removed upon delivery of an Opinion of Counsel that such legend may be removed in compliance with U.S. securities laws.

(f)         Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g)         Obligations with Respect to Transfers and Exchanges of Notes.

(i)         the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)         No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.06, 4.08 and 9.04 of this Indenture).

(iii)         Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)         The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.

(v)         All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Note surrendered upon such transfer or exchange.

(h)         No Obligation of the Trustee.

(i)         The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)         The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4         Definitive Notes.

(a)         A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b)         Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 of principal amount and any integral multiple thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note not originally issued and sold pursuant to an effective registration statement under the Securities Act in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.

(c)         Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)         In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

APPENDIX B

List of Unrestricted Subsidiaries as of the Issue Date

1.	Gray AR, LLC

2.	Assembly Atlanta, LLC

3.	Burney Nolan, LLC

4.	David Tennyson, LLC

5.	OLJ Ventures, LLC

6.	Clyde Drive, LLC

7.	Terrell Drive, LLC

8.	Branson Visitor TV, LLC

9.	Paulding Land Investments, LLC

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

[Legend for Restricted Definitive Notes]

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

[Regulation S Legend]

[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]

No. N-	$

7.500% Senior Secured First Lien Note due 2034

CUSIP No. 1

Gray Media, Inc., a Georgia corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on September 15, 2034.

Interest Payment Dates: March 15 and September 15.

Record Dates: March 1 and September 1.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

1            144A: 389375 AQ9

               Reg. S: U4248M AC6

Dated:

GRAY MEDIA, INC.

By:
         Name:
         Title:

[144A Global Note]

This is one of the 7.500% Senior Secured First Lien Notes due 2034 referred to in the Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL

        ASSOCIATION, as Trustee

By:
         Name:
         Title:

 [144A Global Note]

Dated:

GRAY MEDIA, INC.

By:
         Name:
         Title:

 [Regulation S Global Note]

This is one of the 7.500% Senior Secured First Lien Notes due 2034 referred to in the Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL

ASSOCIATION, as Trustee

By:
         Name:
         Title:

 [Regulation S Global Note]

[FORM OF REVERSE SIDE OF INITIAL NOTE]

7.500% Senior Secured First Lien Notes due 2034

1.         Interest

Gray Media, Inc., a Georgia corporation, (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually on March 15 and September 15 of each year (or if any such day is not a Business Day on the next succeeding Business Day) commencing on March 15, 2027. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid or duly provided for, from August 21, 2026, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay cash interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.         Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 1 and September 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.         Paying Agent and Registrar

The Company initially appoints U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national association under the laws of the United States (the “Trustee”), as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes. If the Company fails to appoint or maintain a Registrar and/or Paying Agent, the Trustee shall act as such.

4.         Indenture

The Company issued the Notes under an Indenture, dated as of August 21, 2026 (the “Indenture”), among the Company, certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior obligations of the Company. This Note is one of the Initial Notes or Additional Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of notes under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by Subsidiaries, enter into or permit certain transactions with Affiliates and Asset Sales. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors jointly and severally, unconditionally guarantee the Obligations of the Company under the Indenture and the Notes on a senior basis pursuant to the terms of the Indenture.

5.         Optional Redemption

(a)    Except as described below in this Section 5, the Notes are not redeemable at the Company’s option prior to September 15, 2029. On and after such date, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to the date fixed for redemption, if redeemed during the twelve-month period beginning on September 15 of the years indicated below.

Year	Percentage
2029	103.750%
2030	101.875%
2031 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to September 15, 2029, the Company may, at its option, use the net proceeds of one or more Equity Issuance at any time and from time to time, to redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued at a redemption price equal to 107.500% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 60% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding immediately after any such redemption.

At any time prior to September 15, 2029, the Company may redeem up to 10% of the aggregate principal amount of the Notes (including Additional Notes, if any) during any calendar year commencing with the calendar year in which the Issue Date occurs (but no more than three times in total) at a redemption price equal to 103.000% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption.

At any time prior to September 15, 2029, the Notes may be redeemed at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

In addition, in connection with any Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon notice not more than 30 days following such purchase date, to redeem all Notes that remain outstanding at a redemption price equal to the price offered to each other Holder in such offer plus accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

“Make Whole Premium” means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at September 15, 2029 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through September 15, 2029, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H. 15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to September 15, 2029; provided, however, that if the period from the redemption date to September 15, 2029 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 15, 2029 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

6.         Sinking Fund

The Notes are not subject to any sinking fund.

7.         Notice of Redemption

Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each Holder of Notes that are to be redeemed at his or her registered address and any redemption shall be subject to the terms and conditions set forth in the Indenture. Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in whole multiples of $1,000 of principal amount. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.         Repurchase of Notes at the Option of Holders upon Change of Control

Upon a Change of Control, each Holder will have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount on the Change of Control Purchase Date, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

9.         Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

10.         Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.         Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12.         Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.         Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes) and (ii) any existing Default or Event of Default or noncompliance with any provision of the Indenture or the Notes may be waived with the consent of Holders of at least a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes to: (i) cure any ambiguity, defect or inconsistency; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Company’s obligations to the Holders in the event of any disposition involving the Company that is permitted under Article V of the Indenture in which the Company is not the Surviving Person; (iv) make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights of any Holder; (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (vi) enter into any Intercreditor Agreement or any other intercreditor agreement or amendment thereto permitted or required by the Indenture or any joinder to any of the foregoing, (vii) add additional Subsidiary Guarantors pursuant to Section 4.15 of the Indenture (which amendment does not require existing Subsidiary Guarantors to execute such amendment); (viii) provide for the issuance of Additional Notes as permitted by Section 2.15 of the Indenture; (ix) release a Subsidiary Guarantor from its Guarantee when permitted by the Indenture (which amendment does not require existing Subsidiary Guarantors to execute such amendment); or (x) conform the Indenture or the Notes to provisions of the “Description of Notes” in the Offering Memorandum to the extent such provision was intended to be a substantially verbatim recitation thereof.

14.         Defaults and Remedies

If any Event of Default (other than an Event of Default specified under Section 6.01(a)(vii) or (viii) of the Indenture with respect to the Company or any Subsidiary Guarantor) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately. In the case of any Event of Default arising from the events specified in Section 6.01(a)(vii) or (viii) of the Indenture with respect to the Company or any Subsidiary Guarantor occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (1) the Holder gives to the Trustee notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of the then outstanding Notes make a request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by the Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability.

15.         Trustee Dealings with the Company

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign.

16.         No Recourse Against Others

No director, officer, employee, incorporator or stockholder, of the Company or any Subsidiary Guarantor shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or the Subsidiary Guarantees. Each Holder, by accepting a Note (including Subsidiary Guarantees), waives and releases such Persons from all such liability and such waiver and release are part of the consideration for the issuance of the Notes.

17.         Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.         Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.         GOVERNING LAW

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.         CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _________                                        Your Signature:

Sign exactly as your name appears on the other side of this Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE
OR REGISTRATION OF TRANSFER RESTRICTED SECURITIES

This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(d) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)         ☐            to the Company; or

(2)         ☐            pursuant to an effective registration statement under the Securities Act of 1933; or

(3)         ☐            inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933; or

(4)         ☐            outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)         ☐            to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(6)         ☐            pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date: __________
Signature must be guaranteed: Signature of Signature Guarantee by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date: __________
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $___________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 (Change of Control) or 4.14 (Limitation on Asset Sales) of the Indenture, check the box:

Change of Control  [ ]                   Asset Sales   [ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.13 or 4.14 of the Indenture, state the principal amount: $___________

Date: __________	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of _________________, among [GUARANTOR] (the “New Guarantor”), a subsidiary of Gray Media, Inc. (or its successor), a Georgia corporation (the “Company”) and U.S. Bank Trust Company, National Association, a national association under the laws of the United States, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Subsidiary Guarantors party thereto have heretofore executed and delivered to U.S. Bank Trust Company, National Association, as Trustee and as Notes Collateral Agent, an Indenture (the “Indenture”), dated as of August 21, 2026, providing for the issuance of 7.500% Senior Secured First Lien Notes due 2034 (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company and the New Guarantor have duly authorized the execution and delivery of this Supplemental Indenture and all things necessary to make this Supplemental Indenture when executed by each of them a valid and binding agreement of the Company, the Subsidiary Guarantors and the New Guarantor have been done and performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.         Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with the Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2.         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3.         GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.         Trustee’s Assumption; Trustee Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.         Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7.          Execution and Delivery. Each New Guarantor agrees that its Subsidiary Guarantee set forth in Article XI of the Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Subsidiary Guarantee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

GRAY MEDIA, INC.

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

FORM OF TRANSFEREE LETTER OF REPRESENTATION

Gray Media, Inc.

In care of

U.S. Bank Trust Company, National Association

2 Concourse Parkway, Suite 800

Atlanta, Georgia 30328

Attention: Global Corporate Trust

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $______ principal amount of the 7.500% Senior Secured First Lien Notes due 2034 (the “Notes”) of Gray Media, Inc. (“Gray”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: ____________________________________

Address: __________________________________

Taxpayer ID Number: _______________________

The undersigned represents and warrants to you that:

1         We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $500,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2         We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing the Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which Gray or any affiliate of Gray was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to Gray, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) in an offshore transaction within the meaning of, and in compliance with, Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $500,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to Gray and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that Gray and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to Gray and the Trustee.

TRANSFEREE:

By: